SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------



                                    FORM 8-K




                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




       Date of Report (Date of earliest event reported): February 17, 1997





                     HEALTH AND RETIREMENT PROPERTIES TRUST
               (Exact name of registrant as specified in charter)



      Maryland                    1-9317                       04-6558834
   (State or other           (Commission file                 (IRS employer
   jurisdiction of                number)                   identification no.)
   incorporation)

         400 Centre Street, Newton, Massachusetts               02158
         (Address of principal executive offices)             (Zip code)


Registrant's telephone number, including area code: 617-332-3990

THIS CURRENT REPORT CONTAINS FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED OR PROJECTED. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE REGISTRANT UNDERTAKES NO OBLIGATION TO PUBLISH REVISED FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.


Item 5.  Other Events.

A.  GPI Acquisition.

          As previously announced, on February 17, 1997 Health and Retirement Properties Trust (the "Company" or "HRP") entered into a Agreement of Merger (the "Merger Agreement") with Government Property Investors, Inc. (together with its subsidiaries, except where the context requires otherwise, "GPI"), a Delaware corporation, providing for the merger (the "Merger") of a wholly-owned subsidiary of GPI into and with a wholly-owned subsidiary of the Company ("HRP Merger Sub"). Except with respect to references to common shares of beneficial interest of the Company ("Common Shares") and unless the context otherwise requires, references in this Item of this Report to the Company include HRP Merger Sub and its subsidiaries.

         Pursuant to the Merger and related transactions, the Company would acquire up to 30 office buildings containing approximately 3.4 million square feet, substantially all of which is leased to various agencies of the United States Government (the "Government Office Properties"). Based upon the closing sale price for the Common Shares as reported by the New York Stock Exchange (the "Closing Price") on February 25, 1997 ($20.25 per share), the purchase price would be approximately $448 million. The value of the First Closing Consideration (as hereafter defined) will vary with the Common Share price on the Closing Date (as hereafter defined). As set out in the Merger Agreement, the purchase price payable on the Closing Date will be approximately $436 million, of which approximately $72.6 million will be paid by the issuance of approximately 4.2 million Common Shares, valued at $17.291 per share (the "First Closing Consideration"), approximately $47 million will be paid by the Company's assumption of debt secured by mortgages on four properties, and approximately $317 million will be paid in cash at the time of or shortly after the consummation of the Merger to retire other debt and pay certain obligations of GPI and its subsidiaries assumed by the Company.

          The Company will pay an additional amount (the "Second Closing Consideration") equal to the greater of $8 million or 3% of the aggregate cost of Additional Properties (as hereafter defined) acquired by the Company prior to the first anniversary of the Closing Date (the "Second Closing Date") by the issuance of Common Shares valued at the arithmetic average of the closing sales prices for the Common Shares as reported by the NYSE for the 20 trading days immediately prior to the Second Closing Date.


         This transaction is expected to close, at least with respect to 24 Government Office Properties with a value of approximately $389 million (calculated based upon the Closing Price on February 25, 1997), on or about March 31, 1997 (the "Closing Date"). In addition, the Company will have the option to pursue the acquisition of Additional Properties (as hereafter defined) leased to various Government agencies where negotiations were commenced by the sellers of the Government Office Properties.

          The information presented in this Report, unless otherwise indicated, is stated as though the acquisition of all 30 of the Government Office Properties has occurred. The closing under the Merger Agreement is subject to certain conditions, including the delivery of certain estoppel certificates and obtaining certain third-party consents. There can be no assurance, however, that the acquisition of any or all of the Government Office Properties will be completed, that the net operating income set forth herein will be achieved or that, after the occurrence of the Merger, the Company will acquire all of the properties under contract for acquisition or development or any additional Government Office Properties.

         A copy of the Merger Agreement is filed as an exhibit to this Report. The description of the Merger set forth herein describes certain provisions of the Merger Agreement, but does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Merger Agreement, including the definition of certain terms therein.

          The Merger. Pursuant to the Merger Agreement, Government Property Holdings Trust (together with its subsidiaries, except where context requires otherwise, "GPH"), a Maryland real estate investment trust to be formed by GPI, will merge with and into HRP Merger Sub and all outstanding stock of GPH will be converted into the right to receive the First Closing Consideration and the Second Closing Consideration. Prior to the Merger, GPI will contribute all of its interest in certain of its subsidiaries to GPH, and GPH will assume certain of GPI's indebtedness and certain other obligations of GPI. On the Closing Date, pursuant to the Merger Agreement GPI, GPH, HRP, HRP Merger Sub and certain related parties will enter into additional agreements (the "Other Transactions"), among them the Investment and Registration Rights Agreement (the "Registration Rights Agreement"), the Indemnification Agreement, the Voting Agreement, Information Access Agreement and the Service Contract. See "--Additional Agreements." The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.


          Government Office Properties. The Government Office Properties consist of (i) 24 completed facilities purchased or developed by GPI prior to the Merger (collectively, the "Existing Government Office Properties"); (ii) three office buildings under development by GPI and third parties pursuant to development agreements (the "Development Properties"); and (iii) three office buildings with respect to which GPI has entered into purchase and sale agreements as purchaser (the "Contract Properties"). Pursuant to the Merger Agreement, if certain conditions relating to (i) the Development Property located in Aurora, Colorado (the "Aurora Premises") are satisfied on or before July 31, 1997, HRP will buy all interests of GPI and its affiliates in the Aurora Premises and (ii) the Contract Properties are satisfied on or before the Second Closing Date (hereafter defined), HRP will buy all interests of GPI and its affiliates in the Contract Properties. In addition, GPI has entered into negotiations to acquire an additional ten office buildings (the "Additional Properties") which negotiations HRP may elect to continue following the Merger. GPI has the option to transfer the Existing Government Office Property located in Houston, Texas (the "Houston Premises") to a third party in return for a $5 million reduction in the purchase price. Based upon the Closing Price on February 25, 1997, the reduction in the First Closing Consideration would be $5.9 million.

          The Government Office Properties are located in 17 states and the District of Columbia and are occupied by different agencies of the U.S. Government, including the Internal Revenue Service, Drug Enforcement Agency, Army Corps of Engineers and Department of Energy. GSA leases have been awarded for the Development Properties, which are under development by GPI in conjunction with third party developers and are scheduled to be completed by January 1998. The Additional and Contract Properties are generally 100% leased, primarily to the U.S. Government. See "Summary of the Government Office Properties." The number of useable square feet of each Government Office Property has been determined for these purposes based on the aggregate leased square footage specified in currently effective leases.

          The average remaining lease term for the Government Office Properties is approximately eight years. Most of these leases include tenant renewal options for extended periods. The current rents payable under these leases are approximately $61 million per year and most of the rental rates are subject to annual adjustments based upon increasing operating expenses as measured by Consumer Price Index increases. Generally, the leases are so called "modified gross leases" under which the Company, as landlord, will be required to provide certain property management services. The net operating income which the Company will receive from these leases, before depreciation, amortization and interest costs, and before management and home office costs, will depend upon the efficiency with which the Company is able to provide these services, but the Company estimates that such net income would be approximately $45 million per annum. Five of the 30 Government Office Properties are currently under contract for acquisition and/or development and will not produce rental income until their acquisition and development is completed.

          First Closing Consideration. The First Closing Consideration is payable by the issuance of Common Shares, valued at $17.291 per share, equal to $436 million minus the total debt of GPI and its subsidiaries (including approximately $47 million of debt which will be assumed by HRP Merger Sub on the Closing Date (the "Assumed Debt") but excluding debt to affiliates and certain others), plus the aggregate amount of certain net current assets of GPH and its subsidiaries as of the Closing Date.

          First Closing Consideration Adjustments. The amount of the First Closing Consideration is subject to the following reductions:

          i. an amount equal to the aggregate of prepayment penalties, if any, which would be incurred as the result of the prepayment of debt of GPI and its subsidiaries (exclusive of the Assumed Debt) on the Closing Date;

        ii. if the Development Property located in Golden, Colorado (the "Golden Premises") is not complete and the obligation of the tenant thereof to pay rent has not commenced by the Closing Date, the amount of $9,046,823;

       iii. if the Development Property located in San Diego, California (the "San Diego Premises") is not complete and the obligation of both of the tenants thereof to pay rent has not commenced by the Closing Date, the amount of $1,530,954;

        iv. $11,647,101, provided that GPH has not succeeded to the interest of GPI in the Aurora Premises;

         v. if the Contract Property located in Waco, Texas (the "Waco Premises") is not ready for acquisition on the Closing Date, the amount of $8,514,714;

       vi. if the Contract Property located in Los Angeles, California (the "LA MEPS Premises") is not ready for acquisition on the Closing Date, the amount of $10,060,162;

      vii. if the Contract Property located in Phoenix, Arizona (the "Phoenix Premises") is not ready for acquisition on the Closing Date, the amount of $12,159,106; and

     viii. if GPI exercises its right to retain the Houston Premises, the amount of $5,000,000.

The Merger Agreement contemplates that GPH will not succeed to the interest of GPI in the Aurora Premises on or before the Closing Date.

          If GPI elects to retain the Houston Premises and sells the Houston Premises prior to the Closing Date and any of the proceeds of such sale (the "Houston Proceeds") are included in the current assets of GPH used in the calculation of the First Closing Consideration, the Common Shares issued on account of the Houston Proceeds will be that number of Common Shares equal to the quotient of the Houston Proceeds divided by $19.2125 per share.

          Upon completion of the development or acquisition of the Golden Premises, the San Diego Premises, the Aurora Premises, the Waco Premises, the LA MEPS Premises and the Phoenix Premises, the amount of the reductions referred to above, less amounts expended (or anticipated to be expended) by HRP Merger Sub in connection with the acquisition or development of such premises (and in the case of the Aurora Premises, see "--The Aurora Premises") will be payable by the issuance of Common Shares valued at $17.291 per share.

          Second Closing Consideration. The aggregate cost of acquiring Additional Properties used to determine the Second Closing Consideration will include the purchase price, any contingent purchase price, the amount of any indebtedness assumed (but exclusive of transaction expenses and commissions paid by HRP or any of its affiliates), and will include Additional Properties with respect to which, prior to the Second Closing Date, HRP or any of its affiliates have purchased or entered into a binding agreement to purchase. The Second Closing Consideration payable in Common Shares will be adjusted (i) to offset any difference between the debt and certain current assets of GPI used in the determination of the First Closing Consideration as of the Closing Date and the actual amounts of such debt and certain current assets following the Closing Date; (ii) if the amounts paid to GPI or its successor pursuant to the Service Contract (as hereafter defined) (the "Service Contract Payment") are less than the amounts actually paid by GPI or its successor for office expenses, salaries and other operating expenses through July 31, 1997, by the addition of an amount of up to the difference between such amounts, provided that such amount shall not exceed the difference between $947,935 and the Service Contract Payment;
(iii) if the aggregate amount funded or anticipated to be funded by HRP subsequent to the consummation of the Merger to complete the Golden Premises (including interest thereon) exceeds $9,046,823, by the deduction of one-half of such excess; and (iv) if the aggregate amount funded or anticipated to be funded by HRP subsequent to the consummation of the Merger to complete the San Diego Premises (including interest thereon) exceeds $1,530,954, by the deduction of one-half of such excess.

           Additional Agreements. Pursuant to the Merger Agreement, the agreements described below (the "Additional Agreements") are to be entered into by certain parties to the Merger Agreement and others. A copy of the form of each Additional Agreement and each of certain other related agreements is filed as a schedule to Exhibit 10.1 to this Report. The descriptions of the Additional Agreements describe the material provisions of each of the Additional Agreements, but do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of each of the Additional Agreements, including the definition of certain terms therein.

          Registration Rights Agreement. Pursuant to the Registration Rights Agreement, HRP has agreed to file with the Securities and Exchange Commission within 30 days following the Closing Date a registration statement relating to the offer and sale of Common Shares delivered on the Closing Date to GPI pursuant to the Merger Agreement by the holders thereof. The Company has also agreed to amend such registration statement from time to time to include additional Common Shares delivered after the Closing Date to GPI and its successors pursuant to the Merger Agreement. HRP is required to use its best efforts to have such registration statement declared effective as soon as reasonably practicable after filing and to maintain the continuous effectiveness of such registration statement for three years from the Closing Date or such shorter period as will terminate when all such Common Shares have been sold. The Registration Rights Agreement provides for suspension periods when the registration statement is not effective and for block out periods in connection with other offerings of the securities of HRP, each on customary terms and conditions. The Registration Rights Agreement also provides certain cross-indemnities between HRP and sellers of the Common Shares subject to the Registration Rights Agreement. Such indemnities may be unenforceable, in whole or in part, under federal or state securities laws or certain public policies.

                   Indemnification Agreement. Pursuant to the Indemnification Agreement, GPI will indemnify HRP and other related parties for certain losses arising out of any breach of any warranty or representation made by GPI in the Merger Agreement, the Registration Rights Agreement or the Indemnification Agreement; provided that, any claim for indemnification must be made by December 31, 1997. The Indemnification Agreement provides that GPI has no liability for such losses until such losses exceed $1,500,000 in the aggregate (except for certain losses related to the Existing Government Office Property located in College Park, Maryland) and that GPI shall have no liability for losses in excess of the Second Closing Consideration.


                    Voting Agreement. At the time of the Merger, HRP Merger Sub and The 1818 Fund II, L.P. and Rosecliff Realty, L.P., the principal stockholders of GPI (the "Principal Stockholders"), will enter into the Voting Agreement, pursuant to which each Principal Stockholder has agreed that it will not, until the occurrence of a Change in Management (as defined in the Voting Agreement) or until such Principal Stockholder, with its affiliates, owns less than 25% of the aggregate Common Shares received by such Principal Stockholder as Merger Consideration, unless otherwise approved by the Board of Trustees of HRP, (i) transfer any Common Shares held by Principal Stockholder to any person who, to the Principal Stockholders' knowledge, holds directly, or is an affiliate of a person who holds, 5% or more of the aggregate Common Shares at the time outstanding; (ii) make directly or indirectly or participate in an unsolicited offer to purchase any Common Shares; (iii) vote (or direct to be voted) any Common Shares or any other shares of equity interest in HRP as to which either has direct or indirect voting power or control in favor of any transaction that could result in a Change of Control (as defined in the Voting Agreement) of HRP; or (iv) present any shareholder proposal dealing with a Change of Control of HRP.

                   Information and Access Agreement. At the time of the Merger, the Company and the Principal Stockholders will enter into the Information and Access Agreement pursuant to which the Company will, upon request, permit the Principal Stockholders to inspect the Company's properties, provide financial information, make certain of the Company's officers available for consultation and inform the Principal Stockholders of significant corporate actions. Each Principal Stockholder has agreed to hold all such information in confidence. The Information and Access Agreement will terminate on the third anniversary of the Closing Date.

                   Service Contract. At the time of the Merger, GPI and M&P Partners, Limited Partnership ("M&P"), an affiliate of HRPT Advisors, Inc. ("Advisors"), the Company's investment advisor, which is owned by Advisors and Messrs. Gerard M. Martin and Barry M. Portnoy, the Managing Trustees of the Company, will enter into the Service Contract, pursuant to which certain employees of GPI will provide administrative and support services to HRP Merger Sub until July 31, 1997. M&P is required to reimburse GPI for such employees' compensation and for rent payments for GPI's office space in Washington, D.C. until July 31, 1997 in an amount not to exceed $700,000.

                   The Aurora Premises. If, at any time on or before July 31, 1997, certain conditions relating to the Aurora Premises have been satisfied, HRP will issue to GPI a number of Common Shares with an aggregate value (with each such Common Share valued at $17.291) equal to $11,647,101 less the sum of (x) $1,000,000, (y) the amount of any indebtedness or funding obligations assumed by HRP with respect to the Aurora Premises, and (z) the cost to complete construction of the Aurora Premises in accordance with the plans and specifications therefor and as set forth in the guaranteed maximum price construction contract relating to the Aurora Premises and including, without limitation, any amounts required to be paid to buy out the third party development partner and interest imputed on amounts advanced by HRP with respect to the Aurora Premises, from the date advanced until the date the obligation to pay rent of the tenant under the development lease in effect with respect to the Aurora Premises shall commence, in consideration for the transfer of all GPI and GPI affiliate ownership interests in the entity holding title to the Aurora Premises. Within thirty (30) days after the last to occur of (x) completion of the construction of the Aurora Premises, (y) the novation of the lease in effect with respect to the Aurora Premises to HRP and (z) the commencement of the obligation of the tenant under the lease to pay rent, HRP will issue GPI a number of Common Shares valued at $17.291 per share with an aggregate value equal to the amount, if any, by which $11,647,101 exceeds the actual aggregate amounts funded by HRP with respect to the Aurora Premises (including, without limitation, interest and third party development partner buy-out costs and Common Shares previously issued).

         Plan of Financing. Pursuant to the Merger Agreement, HRP will pay certain debt and other obligations of GPI and its subsidiaries in the amount of approximately $317 million on the Closing Date. Funds to pay such debt and other obligations may come from borrowings under HRP's unsecured bank credit facility (the "Bank Credit Facility"), from new borrowings or from the sale of Common Shares. The Bank Credit Facility is a $250 million unsecured revolving credit facility with a syndicate of banks. This facility matures in 2000 and interest on drawings is at LIBOR plus 87.5 basis points or prime. Aggregate borrowings under the Bank Credit Facility at February 26, 1997 were $140 million. HRP is in the process of negotiating amendments to the Bank Credit Facility to permit HRP to consummate the Merger and to extend the maturity until 2001.

         The Government Office Properties Business. Most of the Government Office Properties are leased through the General Services Administration ("GSA"). HRP believes that the GSA's long term demand for leased space will continue to be strong as a result of federal budget pressures to limit capital expenditures and the need to use funds available for capital expenditures to modernize the GSA inventory of owned buildings, over half of which exceed 50 years of age. Most large GSA leases are written for initial contractual terms of 10 to 20 years plus renewal options totaling an additional 5 to 20 years. Many GSA leases, including leases for some Government Office Properties, permit the GSA to terminate the lease by notices given any time after a so called "firm term." The average remaining firm term for the Government Office Properties to be acquired by HRP is approximately 8 years; the average remaining contractual term for these properties is approximately 10 years; and the average remaining full term for these leases, including all renewal options, is approximately 13 years.

         Based upon the GSA or tenant investments in improvements to the Government Office Properties, the high cost of relocation, the stability of the tenant missions and space requirements of the Government agencies which occupy these properties, HRP believes that there is a high probability of lease renewals for the Government Office Properties in many cases beyond the renewal periods. Moreover, because of the locations of many of these properties and the high standards to which they have been developed, HRP believes it may be able to lease or sell most of such properties to commercial users in the event the GSA terminates or fails to renew a lease.

         GSA is not directly dependent upon the government appropriations process to fund its annual budget for contractual lease obligations. GSA has authority to spend a lump sum amount from the Federal Buildings Fund for payment of its lease obligations. The Federal Buildings Fund is primarily funded with the lease payments of the government agency tenants, who pay GSA quarterly in advance for the space they occupy. Although the budget of each GSA tenant agency is subject to the appropriations process, virtually none of the agencies require line item approval for lease payments under existing leases, and funds to meet obligations under existing leases have been consistently available and have continued to be available during government shut-downs. Each year Congress allocates the percentage of the Federal Buildings Fund that GSA can spend for leased space.

         While the payment structure described in the preceding paragraph has been in place since 1975 and GSA has historically had sufficient authority and resources to meet its obligations under long-term leases, changes in the U.S. Government's policies or regulations in this regard could have an adverse effect on HRP. HRP's operation of the Government Office Properties could also be adversely affected by changes in the procedures for authorizing GSA to enter into new leases. HRP cannot predict what impact, if any, such initiatives will have on HRP.

         Leases. The Government Office Properties are primarily leased to U.S. Government agencies through GSA and, in three cases (the Government Office Properties in Safford, Arizona, Gaithersburg, Maryland and Santa Fe, New Mexico), directly to the tenant agency. While HRP believes the provisions of the GSA leases on the Government Office Properties (the "Leases") as summarized below are representative of the lease terms generally available from GSA, there can be no assurance that such terms will be available with respect to other properties acquired by HRP or to renewals by GSA of the Leases.
Although the Safford, Gaithersburg and Santa Fe leases do not have GSA as the lessee, such leases are on GSA lease forms; therefore, for purposes of general description, the description of the Leases herein includes such leases.

          Each of the Leases requires GSA to pay (i) a fixed base rent amount ("Base Rent"), (ii) a pass-through for changes in real estate taxes from a base year and (iii) annual CPI adjustments of the portion of the Base Rent that represents estimated operating expenses and utilities. The Leases generally provide that GSA's obligation to pay rent is dependent on the lessor's obligation to provide services, including all required building services, utilities, maintenance and repairs. Therefore, if the lessor fails to provide any such service, GSA has the right to offset the amount of any valid claim against rent.

         Rental obligations under the Leases are absolute and unconditional general obligations of the United States, subject to the terms of the particular Lease. With one exception, the Leases do not contain any provisions conditioning the payment of rent on annual appropriations. The U.S. Government's obligations under leases such as the Leases are subject to the Prompt Payment Act and the regulations promulgated thereunder by the Office of Management and Budget, pursuant to which any rent payments not made when due will bear interest from the day after the due date for not more than one year at an interest rate from time to time established by the Secretary of the Treasury. Payment of the Base Rent (including the CPI adjustment component of the Base Rent) is not conditioned on monthly invoices or notices of adjustments, while invoices are required for additional charges above the Base Rent. The Leases do not provide for acceleration of the payment obligations thereunder for failure to make a payment when due, but the Lessor would have standing to sue for collection of unpaid rent under the Contract Disputes Act of 1978, as amended.

         The Leases generally have a fixed Base Term during which the lease is not terminable or cancelable by either the U.S. Government tenant or the lessor. In some cases, the lease may provide for a renewal option, in which case GSA must take affirmative action to renew the lease. In other cases, the lease may provide for early termination rights either after a specified date in the Base Term or during a renewal period, in which case occupancy continues unless GSA affirmatively acts to terminate the lease.

         The Leases can also be terminated at any time under the following limited circumstances: (i) a substantial casualty or a taking by eminent domain of a substantial portion of the leased property, (ii) upon default by the lessor of its obligations under the lease, which default remains uncured after applicable notice and cure period, or upon "repeated and unexcused" defaults notwithstanding timely cure of such defaults, (iii) breach by the lessor of various representations, including those regarding PCB's, asbestos or other hazardous waste or (iv) violation by the lessor of statutes relating to, among other things, kick-backs, equal opportunity or use of small business concerns and small disadvantaged business concerns. Any provider of goods and services to the U.S. Government, including a landlord under a lease, may be debarred, suspended or otherwise declared ineligible for the award of contracts by any federal agency if such provider is determined to have, among other things, committed fraud or a criminal offense in obtaining or performing public contracts, violated federal or state anti-kickback or similar statutes or repeatedly defaulted under public contracts. In addition, GSA has the right to terminate a lease in the event of a violation by the landlord of certain regulations such as those requiring equal opportunity hiring or the use of subcontractors that qualify as small businesses or minority-owned businesses. Any such violation or repeated defaults by HRP or any of its officers could (i) disqualify HRP from acquiring additional government-leased properties or obtaining renewals of the Leases or (ii) result in termination of the Leases, all of which would have an adverse effect on HRP's Funds from Operations and its ability to make expected distributions to shareholders. HRP will generally be compensated by insurance proceeds in the case of insured casualties or a condemnation award in the case of a taking by eminent domain. HRP believes that the probability of renewal for GSA leases is high, primarily because of the tenant's investment in the leased facilities and, with respect to the Government Office Properties, the stability of the tenant's mission and resulting space requirements.


          While at the closing of the Merger HRP (i) anticipates receiving certificates from GSA to the effect that GSA has given no notice of existing defaults by GPI under any of the leases of the Existing Government Office Properties and (ii) will be provided a limited indemnity for liabilities HRP incurs that relate to prior periods, there can be no assurance that such certificates and indemnities would be sufficient to protect HRP from such liabilities.

         Summary of the Government Office Properties. Set forth below is a summary of the Government Office Properties:




                                                               Primary                      Percent
                                                Yr. Built/     Tenant             Rentable  Leased
Street Address        Location                  Renovated      Agency             Sq. Ft.   12/31/96
------------------------------------------------------------------------------------------------------
Existing  Government
Office Properties

4700 River Road       College Park, MD          1994          Animal and           324,415   100%
                                                              Plant Health
                                                              Inspection
                                                              Service

20 Massachusetts      Washington, D.C.          1974/96       Army Corps of        323,270   100%
Avenue                                                        Engineers

50 North Robinson     Oklahoma City, OK         1992          Internal             180,781   100%
                                                              Revenue Service

400 State Avenue      Kansas City, KS           1970/90       Housing and          161,015    89%
                                                              Urban Develop-
                                                              ment(1)

5600 Columbia Pike    Falls Church, VA          1966/93       Defense              163,674   100%
                                                              Information
                                                              Systems Agency

625 Indiana Avenue    Washington, D.C.          1989          Defense              157,005    93%
                                                              Nuclear Safety
                                                              Board(2)

4560 Viewridge Drive  San Diego, CA             1996          Drug              147,955(6)   100%
                                                              Enforcement
                                                              Agency

130 and 138           Buffalo, NY              1994           Department of       146,779  100%
Delaware Avenue                                               Justice(3)

                                       7



                                                               Primary                      Percent
                                                Yr. Built/     Tenant             Rentable  Leased
Street Address        Location                  Renovated      Agency             Sq. Ft.   12/31/96
-----------------------------------------------------------------------------------------------------
820 West Diamond      Gaithersburg, MD          1995          National             137,087   100%
Avenue                                                        Institution of
                                                              Standards and
                                                              Technology

5353 Yellowstone      Cheyenne, WY              1995          Bureau of Land       122,647   100%
Boulevard                                                     Management

6710 Oxon Hill Road   Oxon Hill, MD             1992          Internal             122,042   100%
                                                              Revenue Service

610 Business Park     Houston, TX(4)            1993          Department of        118,656   100%
                                                              Veteran Affairs

9797 and 9799         San Diego, CA             1994          Federal Bureau        94,272   100%
Aero Drive                                                    of Investigation

2420 Stevens Center   Richland, WA              1995          Department of         90,262   100%
Place                                                         Energy

20400 Century         Germantown, MD            1995          Department of         80,269   100%
Boulevard                                                     Energy

4241 N.E. 34th Street Kansas City, MO           1995          Financial             77,993   100%
                                                              Management
                                                              Services

1474 Rodeo Drive      Santa Fe, NM              1987          Bureau of Land        76,978   100%
                                                              Management

2430 Stevens Center   Richland, WA              1995          Department of         47,069   100%
Place                                                         Energy

711 14th Avenue       Safford, AZ               1992          Bureau of Land        37,780   100%
                                                              Management

2029 Stonewall        Falling Waters, WV        1993          Bureau of             36,818   100%
Jackson Drive                                                 Alcohol,
                                                              Tobacco and
                                                              Firearms

220 E. Bryan Street   Savannah, GA              1970/90       Federal Bureau        35,759   100%
                                                              of Investigation

3200 E. Hemisphere    Tucson, AZ                1993          Drug                  30,112   100%
Loop                                                          Enforcement
                                                              Agency


                                       8



                                                               Primary                      Percent
                                                Yr. Built/     Tenant             Rentable  Leased
Street Address        Location                  Renovated      Agency             Sq. Ft.   12/31/96
------------------------------------------------------------------------------------------------------

435 Montano NE        Albuquerque, NM           1984          Bureau of Land        29,756   100%
                                                              Management

15 12th Avenue North  Petersburg, AK            1983          Forest Service        24,279   100%


Contract Properties

201 E. Indianola      Phoenix, AZ               1984/97       Federal Bureau        87,308   100%
Avenue                                                        of Investigation

5051 Rodeo Road       Los Angeles, CA           1960/96       Military              70,000   100%
                                                              Entrance
                                                              Processing
                                                              Station

[No Street Address]   Waco, TX                  1997          Department of        137,784   100%
                                                              Veterans
                                                              Affairs(5)
Development
Properties

4181 Ruffin Road      San Diego, CA             1980/97       Defense              148,000    96%
                                                              Finance and
                                                              Accounting
                                                              Services(6)

16401 East            Aurora, CO                1997          Office of Civilian
CenterTech Parkway                                            Health and Medical
                                                              Programs of the
                                                              Uniformed Services(5) 116,500   100%


59th Avenue and       Golden, CO                1997          Environmental         43,232   100%
McIntyre Street                                               Protection          --------
                                                              Agency

Total-All Properties                                                             3,369,497




(1) The Kansas City property is occupied by six federal government agencies under four separate leases: Housing and Urban Development, Bureau of Census, Bureau of Prisons, Department of Labor, Equal Employment Opportunity Commission and Civil Rights Commission. A portion of the space is leased to commercial tenants and the State of Kansas.

(2) The Washington, D.C. (Indiana Ave.) property is occupied by four agencies under separate leases: the Defense Nuclear Facilities Safety Board; the Veteran's Administration General Counsel; the U.S. Court of Veteran's Appeals; and the Department of Justice Child Care Center. A portion of the space is leased to commercial retail tenants.

(3) The Buffalo, NY property is leased under three separate GSA leases to different agencies within the Department of Justice: the U.S. Attorney's Office; the Immigration and Immigration and Naturalization Service and the Executive Office of Immigration Review.

(4) This Property is under an active lease and lease payments are being made, but the tenant is not occupying this building.

(5)  Occupancy to begin upon completion of development.


(6) There are two government agency leases for this property. The primary tenant has begun occupancy. The secondary tenant's occupancy will begin when certain buildouts have been completed.


         GSA's standards for office facilities are comparable to Class A commercial facilities, and the improvements in many of the Government Offices have security features, energy conservation systems and technological capacity that are higher than in most commercial facilities and amenities not normally included in standard commercial space, such as child care centers, fitness centers and cafeterias. In addition, GSA requires its leased premises to comply with strict building safety standards, including handicap accessibility, testing for radon, lead in paint or water and air quality.

         HRP will carry, upon taking title to the Government Office Properties, comprehensive liability, fire, extended coverage, rental loss and title insurance covering all of the Government Office Properties, with policy specifications, insured limits and deductibles customarily carried for similar properties with carriers management deems capable to providing such coverage. However, certain losses may not be insurable or may be insurable only at prohibitive rates. In the event of a partial casualty or condemnation of a Government Office Property, GSA is entitled to a rent abatement for the untenantable portion of the Government Office Property, and HRP's coverage will include rental loss for all periods during which GSA is entitled to an abatement under the Leases. The Government Office Properties are insured for loss due to terrorist activities, although there can be no assurance that insurance for such risks will continue to be available at acceptable rates. Should an uninsured loss or a loss in excess of insured limits occur, HRP could lose its capital invested in the affected property, as well as the anticipated future revenues from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could materially and adversely affect the business and financial condition of HRP. HRP believes that the Government Office Properties will be adequately insured in accordance with industry standards.

         In connection with each Property, a Phase I environmental site assessment was performed by an independent engineering firm. The studies were performed at various times between 1993 and 1996 and in connection with the Merger, HRP has contracted for updates to such Phase I studies. These Phase I studies have included, among other things, a visual inspection of the Properties and the surrounding area and a review of relevant state, federal and historical documents. In certain instances, the consultant performed limited sampling for the presence of radon, lead paint, and asbestos containing materials. In several cases surface sampling was undertaken either as part of the Phase I study, as a subsequent Phase II investigation or by others prior to GPI's acquisition of the property.


         Based on the Phase I and other environmental studies, HRP does not believe that there are any environmental liabilities associated with any of the Government Office Properties that would have a material adverse effect on HRP's business, assets or results of operations taken as a whole, nor is HRP aware of any such material environmental liability. Nevertheless, it is possible that the Phase I and other environmental studies did not reveal all environmental liabilities or that there are material environmental liabilities of which HRP is unaware.

         In addition, there can be no assurance that (i) future laws, ordinances regulations, or court decisions will not impose any material environmental liability or (ii) the current environmental conditions of the Government Office Properties will not be affected by tenants, by the condition of land or operations in the vicinities of the properties (such as the presence or operation of underground storage tanks), or by third parties unrelated to HRP.

B.  Authorization of Additional Common Shares of Beneficial Interest.

         In connection with the Merger described above under "GPI Acquisition" and the contemplated financing thereof, the Trustees of the Company have voted to increase the authorized number of common shares of beneficial interest, $0.01 par value per share, of the Company from 100,000,000 to 125,000,000. As provided in the Company's Amended and Restated Declaration of Trust, as amended, such increase does not require the consent or approval of shareholders of the Company.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations

Health and Retirement Properties Trust

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations
---------------------

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Total revenues for the year ended December 31, 1996 were $120.2 million, an increase of $6.9 million over the year ended December 31, 1995. Rental income increased to $98.0 million from $90.2 million and interest and other income decreased to $22.1 million from $23.1 million. Rental income increased as a net result of new real estate investments during 1996, offset by the exclusion of rental revenue from the Company's formerly wholly owned subsidiary Hospitality Properties Trust ("HPT"). HPT is a real estate investment trust investing principally in income producing hotel real estate. The Company's investment in HPT is accounted for using the equity method, and the 1996 period does not include revenue and expenses of HPT. Interest and other income decreased as a [net result of the scheduled and early repayment of mortgage loans acquired from the Resolution Trust Company in 1992 and 1993. The Company anticipates that such prepayments will continue and consequently interest income will decline in the future. This interest income decline was partially offset in 1996 by short term investment income on excess cash which resulted from the Company's issuance of convertible debentures during the fourth quarter of 1996.

     Total expenses for 1996 increased to $55.5 million from $54.7 million in 1995. The increase of $0.8 million is the net result of higher operating, general and administrative expenses during the 1996 period. Interest expense declined due to lower borrowings and lower interest rates during 1996 as compared to 1995. Depreciation expense was essentially unchanged as the net result of new real estate investments during 1996 was offset by the HPT transaction described above. Amortization expense declined due to the write-off of deferred finance fees in March 1996 and October 1996.

     Income before gain (loss) on sale of properties and extraordinary items for 1996 increased to $77.2 million, or $1.16 per share, from $61.8 million, or $1.04 per share, in 1995. Net income for 1996 increased to $73.3 million, or $1.11 per share, from $64.2 million, or $1.08 per share, in 1995. These increases are primarily the result of net new real estate investments and the recognition of the gain on the equity transaction of HPT.

     The Company's business goal is to maximize funds from operations ("FFO") rather than net income. The Company's Board of Trustees considers FFO, among other factors, when determining dividends to be paid to shareholders. The Company has adopted the National Association of Real Estate Investment Trust's ("NAREIT") definition of FFO as income before equity in earnings of HPT, gain
(loss) on sale of real estate and extraordinary items, plus depreciation, other non-cash items and the Company's proportionate share of HPT's FFO. Funds from operations for the year ended December 31, 1996, was $99.1 million, or $1.50 per share, versus $84.6 million, or $1.43 per share, in 1995. Funds from operations for 1996 increased $14.5 million, or 17.1%, over the prior year. The increase is the result of new investments in 1996. Dividends declared for the years ended December 31, 1996 and 1995 were $94.3 million, or $1.42 per share, and $83.9 million, or $1.38 per share, respectively. Dividends in excess of net income constitute a return of capital. For 1996, the return of capital portion reported was 24.8% of dividends. Cash flow provided by operating activities and cash available for distribution may not necessarily equal funds from operations as the cash flow of the Company is affected by other factors not included in the funds from operations calculation, such as changes in assets and liabilities.

     Cash flow provided by (used for) operating, investing and financing activities were $98.3 million, ($235.3 million) and $140.2 million, respectively for the year ended December 31, 1996 and $82.3 million, ($190.3 million) and $68.8 million, respectively, for the year ended December 31, 1995.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Total revenues for the year ended December 31, 1995 were $113.3 million, an increase of $26.6 million, or 30.7%, over the year ended December 31, 1994. Rental income increased to $90.2 million from $63.9 million and interest income increased to $23.1 million from $22.8 million. Rental income increased as a result of new purchase and lease investments during 1995 and a full year's results on 1994 investments. Interest income increased slightly due to interest income from new investments in mortgages and notes, offset by the reduction in interest income resulting from the repayment of existing mortgages and notes.

Health and Retirement Properties Trust

Management's Discussion and Analysis of Financial Condition and Results of Operations



     Total expenses for 1995 increased to $54.7 million from $28.8 million for the comparable 1994 period. The increase of $25.9 million was due primarily to increases in interest expense of $15.3 million, general and administrative expense of $1.8 million, and depreciation and amortization expense of $8.1 million. The increases in general and administrative and depreciation and amortization expenses are directly related to the Company's increased real estate investments whereas interest expense increased primarily due to higher amounts outstanding under the revolving credit facility and the issuance of $200 million senior notes issued in July 1994.

     Income before gain (loss) on sale of properties and extraordinary items for 1995 increased to $61.8 million, or $1.04 per share, from $57.9 million, or $1.10 per share, in 1994. Per share amounts decreased reflecting the issuance of 9 million new shares of the Company's stock in December 1994 and 6.5 million new shares issued in December 1995.

     Net income in 1995 and 1994 was $64.2 million, or $1.08 per share, and $49.9 million, or $.95 per share, respectively. Funds from operations for the year ended December 31, 1995 was $84.6 million, or $1.43 per share, versus $71.9 million, or $1.36 per share, in 1994. FFO for 1995 increased $12.7 million, or 17.7%, over the prior year. The increase is the result of new investments in 1995. Dividends declared for the years ended December 31, 1995 and 1994 were $1.38 and $1.33 per share, respectively. Dividends in excess of net income constitute a return of capital. For 1995 the return of capital portion was 11.8% of dividends and 5.9% of dividends was considered a long term capital gain.

     Cash flow provided by (used for) operating, investing and financing activities were $82.3 million, ($190.3 million) and $68.8 million, respectively, for the year ended December 31, 1995 and $76.4 million, ($261.8 million) and $229.4 million, respectively in 1994.

Liquidity and Capital Resources

     Total assets of the Company increased to $1.2 billion at December 31, 1996 from $999.7 million as of December 31, 1995. The increase of $229.8 million, or 23.0%, is primarily the result of increases in the Company's net new real estate investments.

     During 1996, the Company acquired five nursing properties, three retirement communities, twelve medical office buildings and invested in capitalized improvements for existing properties for an aggregated amount of approximately $225.4 million. In addition, the Company provided debt and improvement financing totaling $17.2 million secured by a retirement community and by properties under existing mortgages with the Company. These transactions were funded by borrowing on the Company's revolving credit facility and available cash. In addition, the Company received principal payments and repayments on real estate mortgages of $10.2 million.

     At December 31, 1996, the Company owned 4,000,000, or 14.9%, of the common shares of beneficial interest of HPT with a carrying value of $103.1 million and market value of $116.0 million. During April 1996, HPT completed a public stock offering of 14,250,000 common shares of beneficial interest at a per share price of $26.625 for total consideration of approximately $379.4 million. As a result of this transaction, the Company's ownership percentage in HPT was reduced from 31.8% to 14.9% and the Company realized a gain of $3.6 million. Although the Company did not sell any shares, pursuant to the Company's accounting policy, gains and losses on the issuance of common shares of beneficial interest by HPT are recognized in the Company's income statement.

     In January 1996, the Company issued 475,000 common shares resulting in net proceeds of approximately $7 million as a result of the underwriters' exercise of the over-allotment option granted pursuant to the Company's equity offering in December 1995.

     In March 1996, the Company entered into a new credit facility to refinance its $250 million unsecured revolving bank credit facility. The restated credit facility matures in 2000 and bears interest at LIBOR plus 0.875% per annum. In connection with the refinancing, the Company recognized an extraordinary loss of $2.4 million from the early write-off of capitalized expenses associated with the prior credit facility.

Health and Retirement Properties Trust

Management's Discussion and Analysis of Financial Condition and Results of Operations




     In April, 1996 the Company prepaid the outstanding secured Revenue Refunding Bonds totaling $17.6 million by borrowing on the revolving bank credit facility and from available cash.

     In October 1996, the Company issued $200 million of 7.5% and $40 million of 7.25% Convertible Subordinated Debentures (the "Debentures") due 2003 and 2001, respectively. The Debentures are non-callable for three years but are convertible at any time prior to maturity into common shares of the Company at a price of $18 per share. The net proceeds were used in part to repay the then outstanding balance of $147 million on the Company's revolving bank credit facility and $75.5 million was placed in an irrevocable trust to complete an in-substance defeasance of the $75 million Floating Rate Senior Notes, Series A, due 1999. The Company recognized an extraordinary loss of $1.5 million as a result of the write-off of capitalized expenses associated with the debt prepaid in the fourth quarter of 1996. At December 31, 1996, approximately $12.2 million of the Debentures due 2003 had been converted into 679,441 common shares of the Company. During January 1997, approximately $16 million of the Debentures due 2003 had been converted into 891,496 common shares of the Company.

     At December 31, 1996, the Company had $21.9 million of cash and cash equivalents and had drawn $140 million of the $250 million revolving debt facility. In addition, in June 1996 the Company filed a $750 million shelf registration statement ("Shelf") that was declared effective by the Securities and Exchange Commission. At December 31, 1996, $640 million was available to be drawn on the Shelf.

     As of December 31, 1996, the Company had commitments to provide improvement financing to existing properties and to purchase a medical office building totaling approximately $16 million. In January 1997, the Company acquired the medical office building for $5.4 million with available cash. In February 1997, the Company announced it had entered into an agreement to acquire up to 30 office buildings which are leased to various agencies of the United States government. The properties comprise approximately 3.4 million square feet and are located in 17 states and the District of Columbia. Under the terms of the acquisition agreement, consideration to be paid for this acquisition is approximately $317 million in cash to retire certain assumed debt and to pay certain other obligations of the seller, plus the assumption of approximately $47 million of other debt and the issuance of approximately 4.2 million unregistered common shares of the Company. The acquisition is subject to various conditions customary in real estate transactions and is expected to be substantially consummated by March 31, 1997; however, no assurances can be given that this transaction will actually close.

     The Company intends to fund these commitments with a combination of cash on hand, amounts available under its existing credit facilities, proceeds of mortgage prepayments, if any, and/or proceeds of other financings such as the possible issuance of additional securities.

     The Company continues to seek new investments to expand and diversify its portfolio of leased and mortgaged health care, retirement and related real estate. The Company believes that the transactions described above will improve the security of its future funds from operations, cash available for distribution, and dividends. The Company intends to balance the use of debt and equity in such a manner that the long term cost of funds borrowed to acquire or mortgage finance facilities is appropriately matched, to the extent practicable, with the terms of the investments made with such borrowed funds. As of December 31, 1996, the Company's debt as a percentage of total book capitalization was approximately 41%. There can be no assurances that debt or equity financing will be available to fund the Company's existing commitments or its future growth, but the Company expects such financing will be available.


Impact of Inflation
-------------------

     Management believes that the Company is not adversely affected by inflation. In the real estate market, inflation tends to increase the value of the Company's underlying real estate which may be realized at the end of the lessees' fixed rent terms. In the health care and hotel industries, inflation usually increases the lessees' and mortgagors' revenues, thereby increasing the Company's additional rent or interest. At December 31, 1996, increases in interest rates on $200 million of the Company's outstanding debt were capped by the use of interest rate cap agreements which provide for maximum weighted average interest rates of approximately 6.24% on its variable rate debt.

Health and Retirement Properties Trust

Management's Discussion and Analysis of Financial Condition and Results of Operations

Certain Considerations
----------------------

         The discussion and analysis of the Company's financial condition and results of operations requires the Company to make certain estimates and assumptions and contains certain statements of the Company's beliefs, intent or expectation concerning projections, plans, future events and performance. The estimates, assumptions and statements, such as those relating to the Company's ability to expand its portfolio, performance of its assets, the ability to pay dividends from FFO, its tax status as a "real estate investment trust," the ability to appropriately balance the use of debt and equity and to access capital markets depends upon various factors over which the Company and/or the Company's lessees and mortgagors have or may have limited or no control. Those factors include, without limitation, the status of the economy, capital markets (including prevailing interest rates), compliance with and changes to regulations within the health care industry, competition, changes to federal, state and local legislation and other factors. The Company cannot predict the impact of these factors, if any. However, these factors could cause the Company's actual results for subsequent periods to be different from those stated, estimated or assumed in this discussion and analysis of the Company's financial condition and results of operations. The Company believes that its estimates and assumptions are reasonable and prudent at this time.

Item 7.  Financial Statements, Pro Forma Financial Information
                  and Exhibits.

         (a)   Financial Statements (see index on page F-1)

         (b) Pro Forma Financial Information and Other Data (see index on page F-1)

         (c)   Exhibits

        10.1 Merger Agreement dated February 17, 1997 between Health and Retirement Properties Trust and Government Property Investors, Inc. including forms of Escrow Agreement, Investment and Registration Rights Agreement, Voting Agreement, Information Access Agreement, Indemnification Agreement, Service Contract, Non-Solicitation Agreement and Second Closing Escrow Agreement

        10.2 Third Amended and Restated Revolving Loan Agreement, dated as of March 15, 1996, among Health and Retirement Properties Trust, as borrower, the lenders named therein, Kleinwort Benson Limited, as agent, Wells Fargo Bank, National Association, as administrative agent, Natwest Bank, N.A., as co-agent, et al.

        10.3   Letter Agreement, dated as of October 21, 1996, among
               Health and Retirement Properties Trust, as borrower, Kleinwort Benson Limited, as agent, and the Majority Lenders clarifying certain provisions of the Third Amended and Restated Revolving Loan Agreement relating to Health and Retirement Properties Trust's 7.5% Convertible Subordinated Debentures due 2003, Series B

        10.4   First Amendment, dated as of December 15, 1996, to Third
               Amended and Restated Revolving Loan Agreement, dated as of March 15, 1996, among Health and Retirement Properties Trust, as borrower, the lenders named therein, Kleinwort Benson Limited, as agent, Wells Fargo Bank, National Association, as administrative agent, Natwest Bank, N.A., as co-agent, et al.

        23.1   Consents of Ernst & Young LLP

        27.1   Financial Data Schedule

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         HEALTH AND RETIREMENT PROPERTIES TRUST



                                         By: /s/ David J. Hegarty
                                             -----------------------------------
                                             David J. Hegarty, President

Date: February 27, 1997

                                    Contents

a.)  (i)  Consolidated Financial Statements of Health and Retirement Properties Trust

Report of Ernst & Young LLP, Independent Auditors ......................................................F-2

Report of Arthur Andersen LLP, Independent Public Accountants ..........................................F-3

Consolidated Balance Sheets for the years ended December 31, 1996 and 1995 .............................F-4

Consolidated Statements of Income for each of the three years in the period ended December 31, 1996 ....F-5

Consolidated Statements of Shareholders' Equity for each of the three years in the period ended December 31, 1996 ............................................................................F-6

Consolidated Statements of Cash Flows for each of the three years in the period ended
    December 31, 19996 .................................................................................F-7

Notes to Consolidated Financial Statements .............................................................F-8

a.)  (ii) Consolidated Financial Statements of Government Property Investors, Inc.

Report of Ernst & Young LLP, Independent Auditors ......................................................F-15

Consolidated Balance Sheets.............................................................................F-16

Consolidated  Statements  of  Operations  for the years ended  December  31, 1996 and 1995 and
   Combined  Statement of Operations  for the period from May 20  (Inception)  to December 31,
   1994.................................................................................................F-17

Consolidated  Statements of  Stockholders'  Equity/(Deficit)  for the years ended December 31,
   1996  and 1995  and  Combined  Statement  of  Owners'  Equity  for the  period  from May 20
   (Inception) to December 31, 1994.....................................................................F-18

Consolidated  Statements  of Cash Flows for the years  ended  December  31,  1996 and 1995 and
   Combined  Statement  of Cash Flows for the period from May 20  (Inception)  to December 31,
   1994.................................................................................................F-19

Notes to Consolidated Financial Statements .............................................................F-21

b.)  Pro Forma Financial and Other Data

Unaudited Pro Forma Balance Sheets and Other Data and Unaudited Pro Forma Statement of
   Income and Other Data Background Information ........................................................F-43

Unaudited Pro Forma Balance Sheets and Other Data ......................................................F-44

Unaudited Pro Forma Statement of Income and Other Data .................................................F-45

Notes to Pro Forma Financial Data and Other Data .......................................................F-46


REPORT OF INDEPENDENT AUDITORS


To the Trustees and Shareholders
Health and Retirement Properties Trust

We have audited the accompanying consolidated balance sheets of Health and Retirement Properties Trust as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Hospitality Properties Trust (a real estate investment trust in which the Company has a 14.9% interest) have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the consolidated financial statements relates to data included for Hospitality Properties Trust, it is based solely on their report.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Health and Retirement Properties Trust at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                    /s/ Ernst & Young LLP

                                                        ERNST & YOUNG LLP

Boston, Massachusetts
February 6, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Trustees and Shareholders of
Hospitality Properties Trust:

We have audited the consolidated balance sheets of Hospitality Properties Trust (the "Company") as of December 31, 1995 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the period from February 7, 1995 (inception) to December 31, 1995 and the year ended
December 31, 1996 not presented separately herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hospitality Properties Trust as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the period from February 7, 1995 (inception) to December 31, 1995 and the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                        /s/ Arthur Andersen LLP

                                            ARTHUR ANDERSEN LLP


Washington, D.C.
January 10, 1997

                     HEALTH AND RETIREMENT PROPERTIES TRUST
                           CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                                   December 31,
                                                                                     -------------------------------------
                                                                                          1996                      1995
                                                                                     -------------------------------------
ASSETS
Real estate properties, at cost (including properties leased to affiliates with a cost of $109,843 and $103,324, respectively):
   Land                                                                                 $ 93,522                  $ 72,124
   Buildings and improvements                                                            912,217                   706,087
                                                                                     -------------------------------------
                                                                                       1,005,739                   778,211
   Less accumulated depreciation                                                          76,921                    55,855
                                                                                     -------------------------------------
                                                                                         928,818                   722,356
Real estate mortgages and notes, net (including note from an affiliate
   of  $2,365 and $1,565, respectively)                                                  150,205                   141,307
Investment in Hospitality Properties Trust                                               103,062                    99,959
Cash and cash equivalents                                                                 21,853                    18,640
Interest and rents receivable                                                             11,612                     7,895
Deferred interest and finance costs, net, and other assets                                13,972                     9,520
                                                                                     -------------------------------------
                                                                                     $ 1,229,522                 $ 999,677
                                                                                     =====================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Bank notes payable                                                                     $ 140,000                  $ 53,000
Senior notes and bonds payable, net                                                      124,385                   216,759
Convertible subordinated debentures                                                      227,790                         -
Accounts payable and accrued expenses                                                     10,711                     4,678
Prepaid rents                                                                              7,608                     6,919
Security deposits                                                                          8,387                     7,386
Due to affiliates                                                                          2,593                     2,351
Dividends payable                                                                              -                    22,992

Commitments and contingencies                                                                  -                         -

Shareholders' equity:
   Preferred shares of beneficial interest, $.01 par value:
      50,000,000 shares authorized, none issued                                                -                         -
   Common shares of beneficial interest, $.01 par value:
      100,000,000 shares authorized, 66,888,917 shares and
      65,690,166 shares issued and outstanding, respectively                                 669                       657
   Additional paid-in capital                                                            795,263                   775,688
   Cumulative net income                                                                 306,298                   233,044
   Dividends                                                                            (394,182)                 (323,797)
                                                                                     -------------------------------------
      Total shareholders' equity                                                         708,048                   685,592
                                                                                     -------------------------------------
                                                                                     $ 1,229,522                 $ 999,677
                                                                                      ====================================







See accompanying notes

                     HEALTH AND RETIREMENT PROPERTIES TRUST
                        CONSOLIDATED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                         Year Ended December 31,
                                                                                ------------------------------------------
                                                                                  1996             1995             1994
                                                                                ------------------------------------------
Revenues:
   Rental income                                                                $ 98,039        $ 90,246          $ 63,856
   Interest and other income                                                      22,144          23,076            22,827
                                                                                ------------------------------------------
            Total revenues                                                       120,183         113,322            86,683
                                                                                ------------------------------------------

Expenses:
   Operating expenses                                                              3,776             644                 -
   Interest                                                                       22,545          24,274             8,965
   Depreciation and amortization                                                  22,106          22,849            14,724
   General and administrative                                                      7,055           6,914             5,116
                                                                                ------------------------------------------
            Total expenses                                                        55,482          54,681            28,805
                                                                                ------------------------------------------

Income before equity in earnings of Hospitality Properties Trust,
   gain (loss) on sale of properties and extraordinary items                      64,701          58,641            57,878
Equity in earnings of Hospitality Properties Trust                                 8,860           3,119                 -
Gain on equity transaction of Hospitality Properties Trust                         3,603               -                 -
                                                                                ------------------------------------------
Income before gain (loss) on sale of properties and
   extraordinary items                                                            77,164          61,760            57,878

Provision for loss on sale of properties                                               -               -           (10,000)
Gain on sale of properties                                                             -           2,476             3,994
                                                                                ------------------------------------------
Income before extraordinary items                                                 77,164          64,236            51,872

Extraordinary items - early extinguishment of debt                                (3,910)              -            (1,953)
                                                                                ------------------------------------------
Net income                                                                     $  73,254        $ 64,236          $ 49,919
                                                                                ==========================================

Weighted average shares outstanding                                               66,255          59,227            52,738
                                                                                ==========================================

Per share amounts:
   Income before gain (loss) on sale of properties and
          extraordinary items                                                   $   1.16        $   1.04        $     1.10
                                                                                ==========================================
   Income before extraordinary items                                            $   1.16        $   1.08        $      .98
                                                                                ==========================================
   Net income                                                                   $   1.11        $   1.08        $      .95
                                                                                ==========================================





See accompanying notes

                     HEALTH AND RETIREMENT PROPERTIES TRUST
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)


                                                                     Additional     Cumulative
                                         Number of        Common       Paid-in          Net
                                          Shares          Shares       Capital         Income       Dividends       Total
                                        ------------------------------------------------------------------------------------
Balance at December 31, 1993            44,121,000        $ 441      $ 470,572    $ 118,889       $ (148,767)     $ 441,135

Issuance of shares                      13,251,500          133        182,233            -                -        182,366
Stock grants                                12,500            -            184            -                -            184
Net income                                       -            -              -        49,919               -         49,919
Dividends                                        -            -              -             -        ( 71,565)       (71,565)
                                      --------------------------------------------------------------------------------------
Balance at December 31, 1994            57,385,000          574        652,989      168,808         (220,332)        602,039

Issuance of shares to
    acquire real estate                  1,777,766           18         24,426            -                -          24,444
Issuance of shares                       6,500,000           65         97,879            -                -          97,944
Stock grants                                27,400            -            394            -                -             394
Net income                                       -            -              -        64,236               -          64,236
Dividends                                        -            -              -             -         (103,465)      (103,465)
                                      --------------------------------------------------------------------------------------

Balance at December 31, 1995            65,690,166          657        775,688      233,044         (323,797)        685,592

Issuance of shares                         475,000            5          6,985             -               -           6,990
Conversion of convertible
  subordinated debentures                  679,441            7         11,860             -               -          11,867
Stock grants                                44,310            -            730             -               -             730
Net income                                       -            -              -        73,254               -          73,254
Dividends                                        -            -              -             -         (70,385)        (70,385)
                                      --------------------------------------------------------------------------------------
Balance at December 31, 1996            66,888,917        $ 669      $ 795,263   $ 306,298         $ (394,182)     $ 708,048
                                      ======================================================================================




See accompanying notes

                     HEALTH AND RETIREMENT PROPERTIES TRUST
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                          Year Ended December 31,
                                                                           ------------------------------------------------
                                                                                1996                1995             1994
                                                                           ------------------------------------------------

Cash flows from operating activities:
    Net income                                                             $   73,254           $  64,236         $  49,919
    Adjustments to reconcile net income to cash
       provided by operating activities:
           Gain on sale of properties                                               -              (2,476)           (3,994)
           Gain on equity transaction of Hospitality Properties Trust          (3,603)                  -                 -
           Equity in earnings of Hospitality Properties Trust                  (8,860)             (3,119)                -
           Dividends from Hospitality Properties Trust                          9,360                 960                 -
           Extraordinary items                                                  3,910                   -             1,953
           Depreciation                                                        21,065              21,048            13,593
           Amortization                                                         1,041               1,801             1,131
           Provision for loss on real estate                                        -                   -            10,000
           Amortization of deferred interest costs                              1,444               1,529               864
           Change in assets and liabilities:
              Increase in interest and rents receivable and other assets       (7,839)             (1,639)           (5,148)
              Increase (decrease) in security deposits                          1,001               3,586            (4,500)
              Increase (decrease) in accounts payable and
                  accrued expenses                                              6,033             (11,427)           11,828
              Increase in prepaid rents                                           689               6,919                 -
              Increase in due to affiliates                                       823                 843               799
                                                                           ------------------------------------------------
           Cash provided by operating activities                               98,318              82,261            76,445
                                                                           ------------------------------------------------

Cash flows from investing activities:
    Real estate acquisitions and improvements                                (225,428)           (267,470)         (324,554)
    Investments in mortgage loans                                             (17,191)            (24,375)           (9,372)
    Proceeds from repayment of notes and mortgage loans                         8,091              38,107            48,762
    Proceeds from sale of real estate                                               -               5,000            23,318
    Proceeds from Hospitality Properties Trust
        initial public offering                                                     -              60,000                 -
    Loans to affiliate                                                           (800)             (1,565)                -
                                                                           ------------------------------------------------
           Cash used for investing activities                                (235,328)           (190,303)        (261,846)
                                                                           ------------------------------------------------

Cash flows from financing activities:
    Proceeds from issuance of common shares                                     6,990              97,944           182,366
    Proceeds from borrowings                                                  481,000             219,000           333,770
    Payments on borrowings                                                   (247,070)           (166,000)         (208,000)
    Deferred finance costs incurred                                            (7,320)             (1,666)           (7,180)
    Dividends paid                                                            (93,377)            (80,473)          (71,565)
                                                                           -------------------------------------------------
           Cash provided by financing activities                              140,223              68,805           229,391
                                                                           ------------------------------------------------

Increase (decrease) in cash and cash equivalents                                3,213             (39,237)           43,990
Cash and cash equivalents at beginning of period                               18,640              57,877            13,887
                                                                           ------------------------------------------------
Cash and cash equivalents at end of period                                 $   21,853           $  18,640         $  57,877
                                                                           ================================================

Supplemental cash flow information:
    Interest paid                                                          $   19,662           $  22,783         $   5,677
                                                                            ===============================================

Non-cash investing and financing activities:
    Investment in real estate mortgages                                    $        -           $ (19,500)        $  (5,100)
    Assumption of bonds payable                                                     -                   -            17,620
    Real estate acquisitions                                                        -             (24,444)          (17,620)
    Sale of real estate                                                             -              19,500             5,100
    Issuance of common shares                                                  12,597              24,838               184
    Conversion of convertible subordinated debentures                         (11,867)                  -                 -
    Investment in Hospitality Properties Trust                                      -            (100,000)                -



See accompanying notes

                     HEALTH AND RETIREMENT PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)

Note 1.  Organization

    Health and Retirement Properties Trust, a Maryland real estate investment trust (the "Company"), was organized on October 9, 1986. The Company invests in income-producing real estate, primarily retirement housing and health care related properties. As of December 31, 1996, the Company had investments in 175 properties located in 28 states and the District of Columbia. The properties include 122 long-term care facilities, 25 retirement and assisted living communities, 12 nursing homes with subacute services and 16 medical office buildings and clinics. In addition, at December 31, 1996, the Company had a 14.9% equity investment in Hospitality Properties Trust ("HPT"). At December 31, 1996, HPT owned 82 hotels in 26 states.

    The Company is dependent upon its lessees' and mortgagors' compliance with regulations within the health care industry. Future changes to these regulations may affect the health care industry, the Company's lessees and mortgagors and, as a result, the Company.


Note 2.  Summary of Significant Accounting Policies

    Basis of Presentation. The consolidated financial statements include the Company's investment in 100% owned subsidiaries. The Company's investment in 50% or less owned companies is accounted for using the equity method. All inter-company transactions have been eliminated. The Company uses the income statement method to account for issuance of common shares of beneficial interest by HPT. Under this method, gains and losses on issuance of stock by HPT are recognized in the Company's income statement.

    Real Estate Property and Mortgage Investments. Real estate properties and mortgages are recorded at cost. Depreciation on real estate investments is provided for on a straight-line basis over the estimated useful lives ranging up to 40 years. Impairment losses on investments are recognized where indicators of impairment are present and the undiscounted cash flow (net realizable value) estimated to be generated by the Company's investments are less than the carrying amount of such investments. The determination of net realizable value includes consideration of many factors including income to be earned from the investment, holding costs (exclusive of interest), estimated selling prices, and prevailing economic conditions.

    Cash and Cash Equivalents. Cash, over-night repurchase agreements and short-term investments with maturities of three months or less at the date of purchase are carried at cost plus accrued interest.

    Deferred Interest and Finance Costs. Costs incurred to secure certain borrowings are capitalized and amortized over the terms of the respective loans. Accumulated amortization at December 31, 1996 and December 31, 1995 was $1,171 and $2,853 respectively.

    Interest Rate Hedging Arrangements. The Company enters into interest rate hedging arrangements to limit its exposure to increasing interest rates with respect to its bank borrowings and notes payable. Their cost is included in interest expense ratably over the terms of the respective agreements. Amounts receivable from hedging arrangements are accrued as an adjustment to interest expense. The unamortized cost of these agreements is included in other assets.

    Revenue Recognition. Rental income from operating leases is recognized on a straight line basis over the life of the lease agreements. Interest income is recognized as earned over the terms of the real estate mortgages. Additional rent and interest revenue is recognized as earned.

    Income Per Share. Income per share is computed using the weighted average number of shares outstanding during the period. The effect of the convertible debentures on fully diluted earnings per share is anti-dilutive. Supplemental income per share for the years ended December 31, 1995, and 1994 was $1.11 and $.93, respectively, based on the assumption that the issuance of shares in the Company's public offerings during 1995 and 1994, and the related repayment of outstanding bank borrowings, took place at the beginning of each year.

    Reclassifications. Certain reclassifications have been made to the prior years' financial statements to conform with the current year's presentation.

    Federal Income Taxes. The Company is a real estate investment trust under the Internal Revenue Code of 1986, as amended. Accordingly, the Company expects not to be subject to federal income taxes provided it distributes its taxable income and meets certain other requirements for qualifying as a real estate investment trust.

    Use of Estimates. Preparation of these financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that may affect the amounts reported in these financial statements and related notes. The actual results could differ from these estimates.

                     HEALTH AND RETIREMENT PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)

Note 3.  Real Estate Properties

    During the year ended December 31, 1996, the Company acquired five nursing properties, three retirement communities and twelve medical office buildings for an aggregated amount of approximately of $213,911 in nine separate transactions. In addition, the Company provided improvement financing at existing properties of approximately $11,517. The medical office buildings are managed by M&P Partners Limited Partnership ("M&P"), an affiliate of the Company. In January 1997, the Company acquired a medical office building for $5,375; this building is also managed by M&P.

    The Company's real estate properties are leased pursuant to noncancellable, fixed term operating leases expiring from 1997 to 2021. Generally, the Company's leases to a single tenant are cross-collateralized, cross-defaulted and cross-guaranteed. The leases generally provide for renewal terms at existing rates followed by several market rate renewal terms. The majority of the leases are triple net leases and generally require the lessee to pay minimum rent, additional rent based upon increases in net patient revenues, real estate taxes, and all operating costs associated with the leased property. Additional rent and interest for the years ended December 31, 1996, 1995 and 1994 were $3,222, $3,768 and $2,768, respectively.

    The future minimum lease payments to be received by the Company during the current terms of the leases as of December 31, 1996, are approximately $108,965 in 1997, $107,934 in 1998, $102,612 in 1999, $101,306 in 2000, $98,403 in 2001
and $871,523 thereafter.


Note 4.  Investment in Hospitality Properties Trust

    At December 31, 1996, the Company owned 4,000,000 common shares of beneficial interest of HPT with a carrying value of $103,062 and market value of $116,000. HPT is a real estate investment trust investing principally in income producing hotel real estate. The Company's percentage of ownership of HPT as of December 31, 1996, was 14.9%. The Company's investment in HPT has been accounted for using the equity method. During April 1996, HPT completed a public stock offering of 14,250,000 common shares of beneficial interest at a per share price of $26.625 for total consideration of approximately $379,406. As a result of this transaction, the Company's ownership percentage in HPT was reduced from 31.7% to 14.9% and the Company realized a gain of $3,603. Although the Company did not sell any shares, pursuant to the Company's accounting policy, gains and losses on the issuance of common shares of beneficial interest by HPT are recognized in the Company's income statement.

    Summarized financial data of HPT is as follows:


                            December 31,
                   ----------------------------
                        1996           1995
                   -------------- --------------

Real estate           $ 816,469      $ 326,752
properties, net
Other assets, net        55,134         12,195
                   -----------------------------
                      $ 871,603      $ 338,947
                   =============================

Security deposits      $ 81,360       $ 32,900

Other liabilities       145,035          8,096

Shareholders'
equity                  645,208        297,951
                   -----------------------------
                      $ 871,603      $ 338,947
                   =============================




                                              February 7, 1995
                           Year Ended          (inception) to
                           December 31,          December 31,
                              1996                  1995
                       ----------------------------------------

Revenues                      $ 82,629            $ 23,642

Expenses                        30,965              12,293
                       ----------------------------------------
Net Income                    $ 51,664            $ 11,349
                       ========================================

Average shares                  23,170               4,515
                       ========================================
Net income per share            $ 2.23              $ 2.51
                       ========================================

                     HEALTH AND RETIREMENT PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)


Note 5.  Real Estate Mortgages and Notes Receivable, Net


                                                                                     December 31,

                                                                           ----------------------------
                                                                                1996            1995
                                                                           ----------------------------

         Mortgage notes receivable, net of discounts of $1,574 and
               $3,875, respectively, and net of reserves of $1,743
               and $1,550, respectively, due January 1997 through
               December 2016                                                   $58,750         $62,065
         Mortgage note receivable due December 2010                             19,358          19,500
         Mortgage notes receivable due December 2016                            15,444          14,582
         Mortgage note receivable due December 2002                             12,309          12,309
         Mortgage note receivable due December 2010                             11,500          11,500
         Mortgage note receivable due April 2007                                11,500          11,500
         Mortgage note receivable due December 2008                             10,000               -
         Mortgage note receivable due December 2016                              8,634           7,792
         Other collateralized notes receivable due July 1998                       345             494
         Loan to an affiliate due June 1997                                      2,365           1,565
                                                                          =============================
                                                                             $ 150,205       $ 141,307
                                                                          =============================

    During 1996, the Company provided debt financing totaling $15,000 secured by a retirement community and by properties under existing mortgages with the Company. The Company also provided improvement financing for existing properties of $2,191 and a loan to an affiliate of $800. In addition, the Company received principal payments on real estate mortgages of $1,493 and proceeds of $6,598, net of discounts, from the prepayment of mortgage loans.

    At December 31, 1996, the interest rates on the mortgages and notes receivable ranged from 8.1% to 13.75% per annum.


Note 6.  Shareholders' Equity

    In January 1996, the Company issued 475,000 common shares resulting in net proceeds of approximately $6,990 as a result of the underwriters' exercise of the over-allotment option granted pursuant to the Company's equity offering in December 1995.

    In January 1997, the Company declared a dividend of $.36 to be distributed on February 20, 1997. Dividends per share paid by the Company for 1996, 1995 and 1994 were $1.41, $1.37 and $1.32, respectively.

    The Company has reserved 1,000,000 shares of the Company's common shares under the terms of the 1992 Incentive Share Award Plan (the "Award Plan"). During 1996, 1995 and 1994, 7,250, 8,500 and 11,000 shares, respectively, were granted to officers of the Company and certain employees of HRPT Advisors, Inc. (the "Advisor"), an affiliate. The three independent Trustees, as part of their annual fee, are each granted 500 common shares annually. The shares granted to the Trustees vest immediately. The shares granted to the officers and certain employees of the Advisor vest over a three year period. At December 31, 1996, 900,790 shares of the Company's common shares remain reserved for issuance under the Award Plan.


Note 7.  Commitments and Contingencies

    At December 31, 1996, the Company had total commitments aggregating $16,024 to finance improvements to certain properties leased or mortgaged by the Company and to purchase a medical office building. The medical office building was purchased in January 1997.

    The Company is involved in litigation with a former tenant. The amounts claimed against the Company are material. The Company intends to defend itself and to pursue its claims and rights against the former tenant. The outcome of this pending litigation cannot be predicted.

                     HEALTH AND RETIREMENT PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)

Note 8.  Transactions with Affiliates

    The Company has an agreement with the Advisor whereby the Advisor provides investment, management and administrative services to the Company. The Advisor is owned by Gerard M. Martin and Barry M. Portnoy, who also serve as Managing Trustees of the Company. Messrs. Martin and Portnoy are principal shareholders of Connecticut Subacute Corporation ("CSC"), Connecticut Subacute Corporation II, New Hampshire Subacute Corporation and Vermont Subacute Corporation (collectively the "Subacute Entities") and were formerly directors of Horizon/CMS Healthcare Corporation ("Horizon") and Greenery Rehabilitation Group, Inc. ("Greenery"), which merged with Horizon in 1994. Horizon and the Subacute Entities are lessees of the Company. The Company has extended a $4,000 line of credit to CSC until June 30, 1997. At December 31, 1996, there was $2,365 outstanding under this agreement. The lease and mortgage transactions with the Subacute Entities and Horizon are based on market terms and are generally similar to the Company's lease and mortgage agreements with unaffiliated companies. The former president of the Company is the president of the Subacute Entities. Mr. Portnoy is a partner in the law firm which provides legal services to the Company. The Advisor is the general partner of M&P, which provides management services for some of the Company's recently acquired medical office buildings. The property management fees paid to M&P are generally equal to three percent of gross rents from the managed properties.

    The Advisor is compensated at an annual rate equal to .7% of the Company's real estate investments up to $250 million and .5% of such investments thereafter. The Advisor is entitled to an incentive fee comprised of restricted shares of the Company's common stock based on a formula. Incentive fees for the years ended December 31, 1996, 1995 and 1994 were $610, $580 and $239, which represent approximately 32,846, 35,560 and 17,400 common shares respectively. At December 31, 1996, the Advisor owned 1,049,210 common shares.

    Amounts resulting from transactions with affiliates included in the accompanying statements of income, shareholders' equity and cash flows are as follows:

                                                                              Years Ended December 31,
                                                                        ------------------------------------

                                                                             1996         1995        1994
                                                                        ------------------------------------

          Investment advisory fees paid to the Advisor                     $ 5,349      $ 5,183     $ 3,839
          Dividends paid to the Advisor                                      1,467        1,383       1,315
          Rent from Greenery                                                    --           --       2,689
          Rent and interest income from Subacute Entities                   12,981       12,015       8,481
          Management fee paid to M&P                                           355           17          --


Note 9.  Indebtedness

                                                                                            December 31,
                                                                                  -----------------------------
                                                                                       1996          1995
                                                                                  -----------------------------

         $250,000 unsecured revolving bank credit facility, due March 2000,
               at LIBOR plus a premium                                                 $140,000      $  53,000
         Senior Notes, Series A, repaid in 1996                                               -         75,000
         Senior Notes, Series B, due July 1999 at LIBOR plus 0.72%                      125,000        125,000
         Revenue Refunding Bonds, repaid in 1996                                              -         17,620
         Convertible Subordinated Debentures, due 2003 at 7.50%                         187,790              -
         Convertible Subordinated Debentures, due 2001 at 7.25%                          40,000              -
                                                                                  -----------------------------
                                                                                        492,790        270,620
         Less unamortized discount                                                         (615)          (861)
                                                                                  -----------------------------
                                                                                       $492,175       $269,759
                                                                                  =============================


    In March 1996, the Company entered into a new credit facility to refinance its $250 million unsecured revolving bank credit facility. The restated credit facility matures in 2000 and bears interest at LIBOR plus 0.875% per annum. In connection with the refinancing, the Company recognized an extraordinary loss of $2,443 from the early extinguishment of debt.

    At December 31, 1996, the three month LIBOR was 5.56%.

    In April, 1996 the Company prepaid the outstanding secured Revenue Refunding Bonds totaling $17,620 by borrowing on the revolving bank credit facility and from available cash.

                     HEALTH AND RETIREMENT PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)


Note 9.  Indebtedness - continued

    In October 1996, the Company issued $200,000 of 7.5% and $40,000 of 7.25% Convertible Subordinated Debentures (the "Debentures") due 2003 and 2001, respectively. The Debentures are non-callable for three years but are convertible at any time prior to maturity into common shares of the Company at a price of $18 per share. The net proceeds were used in part to repay the then outstanding balance of $147,000 on the Company's revolving bank credit facility and $75,450 was placed in an irrevocable trust to complete an in-substance defeasance of the $75,000 Floating Rate Senior Notes, Series A, due 1999. The Company recognized an extraordinary loss of $1,467 as a result of the early extinguishment of this debt in the fourth quarter of 1996. At December 31, 1996, approximately $12,210 of the Debentures due 2003 had been converted into 679,441 common shares of the Company. At December 31, 1996, 12,653,893 of the Company's common shares were reserved for issuance for conversion of the Debentures. During January 1997, approximately $16,047 of the Debentures due 2003 had been converted into 891,496 common shares of the Company.

    At December 31, 1996, the Company had interest rate hedging agreements which cap interest rates on a maximum of $200,000 through 1997. The maximum average rates payable on such borrowings under these arrangements is 6.24% per annum. The required principal payments due during the next five years are $125,000 in 1999 and $40,000 in 2001.

    The Senior Notes Series B may be called at the Company's option prior to maturity.


Note 10.  Fair Value of Financial Instruments

    The Company's financial instruments include cash and cash equivalents, mortgage notes receivable, rents receivable, an equity investment, interest rate hedging agreements, senior notes, convertible debentures, accounts payable and other accrued expenses, and security deposits. Except as follows, the fair value of the financial instruments were not materially different from their carrying values at December 31, 1996.


                                                         Carrying Amount           Fair Value
                                                        --------------------------------------

        Real estate mortgages and notes                  $150,205                  $169,983
        Investment in HPT                                 103,062                   116,000
        Interest rate hedging agreements                      565                       810
        Senior notes and convertible debentures           352,175                   352,349
        Commitments                                             -                    16,024


    The fair values of the real estate mortgages, senior notes, convertible debentures are based on estimates using discounted cash flow analysis and currently prevailing rates. The fair value of the investment in HPT is based on the per share price of $29.00 at December 31, 1996. Interest rate hedging agreements are based on quoted market prices. The fair value of the commitments represents the actual amounts committed.


Note 11.  Concentration of Credit Risk

    The Company's assets are primarily invested in income producing health care related real estate located throughout the United States. The Company's significant lessees, mortgagees and equity investment are as follows:


                                              Equity Investment, Notes, Mortgages         Equity Earnings, Rent and
                                                and Real Estate Properties, Net           Mortgage Interest Revenue
                                             --------------------------------------    -----------------------------------
                                                       December 31, 1996                  Year Ended December 31, 1996
                                             --------------------------------------    -----------------------------------
                                                    Amount         % of Total              Amount          % of Total
                                              -------------------------------------    -----------------------------------

     Marriott International, Inc.                  $307,219            26%                 $30,524              24%
     Horizon/CMS Healthcare Corporation             114,008            10                   16,180              13
     Community Care of America, Inc.                106,306             9                   11,239               9
     Equity investment in HPT                       103,062             9                    8,860               7
     GranCare, Inc.                                  87,184             7                   15,491              13
     Other                                          464,306            39                   42,948              34
                                              -------------------------------------    -----------------------------------
                                                 $1,182,085           100%                $125,242             100%
                                              =====================================    ===================================


                     HEALTH AND RETIREMENT PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)

Note 11.  Concentration of Credit Risk - continued


                                              Equity Investment, Notes, Mortgages           Equity Earnings, Rent and
                                                and Real Estate Properties, Net             Mortgage Interest Revenue
                                              --------------------------------------    -----------------------------------
                                                       December 31, 1995                  Year Ended December 31, 1995
                                             ---------------------------------------    -----------------------------------
                                                    Amount         % of Total              Amount          % of Total
                                              --------------------------------------    -----------------------------------

     Marriott International, Inc.                  $314,544            33%                 $29,482              26%
     Horizon/CMS Healthcare Corporation             117,698            12                   16,149              14
     Community Care of America, Inc.                 76,155             8                    8,790               8
     Equity investment in HPT                        99,959            10                   12,455              11
     GranCare, Inc.                                  89,180             9                   15,408              14
     Other                                          266,086            28                   31,205              27
                                              -------------------------------------    -----------------------------------
                                                   $963,622           100%                $113,489             100%
                                              =====================================    ===================================



Note 12.  Selected Quarterly Financial Data (Unaudited)

    The following is a summary of the unaudited quarterly results of operations of the Company for 1996 and 1995. The amounts are in thousands except for the per share amounts.


                                                                         1996
                                                    -----------------------------------------------------

                                                      First        Second         Third         Fourth
                                                     Quarter       Quarter       Quarter        Quarter
                                                   ------------------------------------------------------

Revenues                                             $28,480        $29,624      $29,917         $32,162
Income before equity in earnings of HPT and gain
      on equity transaction of HPT                    16,120         16,623       16,157          15,801
Equity in earnings and gain on equity                  2,092          5,839        2,301           2,231
      transaction of HPT
Income before extraordinary items                     18,212         22,462       18,458          18,032
Extraordinary items - early extinguishment of         (2,443)             -            -          (1,467)
      debt
Net income                                            15,769         22,462       18,458          16,565
Per share data:
Income before equity in earnings of HPT and gain
      on equity transaction of HPT                       .24            .25          .24             .24
Income before extraordinary items                        .28            .34          .28             .27
Net income                                               .24            .34          .28             .25




                                                                        1995
                                                --------------------------------------------------------

                                                  First          Second         Third        Fourth
                                                  Quarter        Quarter       Quarter       Quarter
                                                --------------------------------------------------------

Revenues                                          $ 25,992       $ 30,498      $ 28,974     $ 27,858
Income before equity in earnings of HPT and
      gain on sale of property                      15,832         15,668        15,154       11,987
Equity in earnings of HPT                               --             --           898        2,221
Income before gain on sale of property              15,832         15,668        16,052       14,208
Net income                                          18,308         15,668        16,052       14,208
Per share data:
Income before equity earnings and gain on
      sale of property                                 .27            .26           .26          .20
Income before gain on sale of property                 .27            .26           .27          .25
Net income                                             .31            .26           .27          .25


                     HEALTH AND RETIREMENT PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)


Note 13.  Pro Forma Information (Unaudited)

    The following unaudited condensed Pro Forma Statements of Income assumes the transactions described in Notes 3, 4, 5, 6 and 9 had occurred on January 1, 1995 and give effect to the Company's borrowing rate throughout the periods indicated.

    These pro forma statements are not necessarily indicative of the expected results of operations for any future period. Differences could result from, but are not limited to, additional property investments, changes in interest rates and changes in the debt and/or equity structure of the Company.


Condensed Pro Forma Statements of Income (unaudited)


                                                          Years Ended December 31,
                                                    --------------------------------------
                                                           1996               1995
                                                    --------------------------------------

Total revenues                                           $140,186           $136,645
Total expenses                                             72,779             73,571
                                                    --------------------------------------
Income before equity earnings                              67,407             63,074
Equity in earnings of HPT                                   8,860              8,938
                                                    --------------------------------------
Net income                                                $76,267            $72,012
                                                    ======================================
Weighted average shares outstanding                        68,888             68,888
                                                    ======================================
Net income per share                                        $1.14              $1.08
                                                    ======================================


                         Report of Independent Auditors


Board of Directors and Stockholders
Government Property Investors, Inc.

We have audited the accompanying consolidated balance sheets of Government Property Investors, Inc., (the "Company") as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity/(deficit), and cash flows for the years ended December 31, 1996 and 1995, and the combined statements of operations, owners' equity, and cash flows of GovProp Entities for the period from May 20, 1994 (inception) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Government Property Investors, Inc. at December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for the years ended December 31, 1996 and 1995, and the combined financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of GovProp Entities for the period from May 20, 1994 (inception) to December 31, 1994, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Government Property Investors, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has a working capital deficiency. In addition, the Company has not complied with certain loan convenants and a substantial portion of the Company's debt matures in 1997. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.



                                        ERNST & YOUNG LLP




Washington, D.C.
January 31, 1997, except for the
last paragraphs of Note 1 and
Note 12, as to which the date is
February 18, 1997

                       Government Property Investors, Inc.

                           Consolidated Balance Sheets


                                                           December 31,            December 31,
                                                               1996                     1995
                                                           ------------            ------------
Assets
Rental property, at cost:
   Land                                                    $ 64,849,593           $ 24,726,708
   Buildings and improvements                               277,449,522            150,981,183
   Furniture, fixtures and equipment                            636,093                578,178
                                                           -------------          -------------
                                                            342,935,208            176,286,069
   Less: accumulated depreciation                            (8,026,580)            (1,899,310)
                                                           -------------          -------------
                                                            334,908,628            174,386,759

   Property under development                                 4,152,654              8,716,200

   Cash and cash equivalents                                    775,823                591,633
   Restricted cash                                            5,499,032              3,542,907
   Accounts receivable                                        4,436,447              2,576,695
   Deferred charges, net                                      8,733,508              9,335,361
   Notes receivable and accrued interest - affiliates           767,833                947,956
   Deposits on properties                                       840,000                550,000
   Other assets                                               4,829,130                737,106
                                                           -------------          -------------
Total assets                                               $364,943,055           $201,384,617
                                                           =============          =============

Liabilities and stockholders' equity/(deficit)
Liabilities:
   Mortgages, notes loans payable and capital lease
     obligations                                           $311,081,018           $145,033,120
   Notes payable - affiliates                                47,467,708             43,310,893
   Accounts payable and accrued expenses                     10,580,613              5,871,831
   Accrued interest payable                                   1,437,231                761,618
   Accrued interest payable  - affiliates                        52,083                 52,083
                                                           -------------          -------------
Total liabilities                                           370,618,653            195,029,545
                                                           -------------          -------------

Commitments and contingencies

Stockholders' equity/(deficit):
   Preferred stock: $.01 par value; 500,000 shares
     authorized, no shares issued and outstanding                     -                      -
   Common stock: Class A $.01 par value; 9,000,000
     shares authorized; 1,957,879 shares issued and              19,579                 19,579
     outstanding
   Common stock: Class B $.01 par value; 500,000
     shares authorized; 200,000 shares issued and                 2,000                  2,000
     outstanding
   Additional paid-in capital                                16,574,007             16,574,007
   Note receivable - officer                                   (260,000)              (460,000)
   Treasury stock                                              (219,108)                     -
   Retained deficit                                         (21,792,076)            (9,780,514)
                                                           -------------          -------------
Total stockholders' equity/(deficit)                         (5,675,598)             6,355,072
                                                           -------------          -------------
Total liabilities and stockholders' equity/(deficit)       $364,943,055           $201,384,617
                                                           =============          =============

See accompanying notes.

                       Government Property Investors, Inc.
                      Consolidated Statements of Operations
                                       and
                                GovProp Entities
                        Combined Statement of Operations

                                         Government Property Investors, Inc.                    GovProp Entities
                                     ---------------------------------------------          ------------------------
                                                                                              For the period from May
                                           Year ended                Year ended                 20 (Inception) to
                                       December 31, 1996          December 31, 1995             December 31, 1994
                                     -----------------------    ---------------------       -----------------------
Revenue:
  Rental income                             $36,523,081              $13,362,543                   $ 1,604,260
  Interest                                      780,208                  571,402                        40,748
                                           ------------              -----------                   -----------
Total revenues                               37,303,289               13,933,945                     1,645,008
                                           ------------              -----------                   -----------

Expenses:
  Property operating                          8,657,140                3,177,843                       507,568
  General and administrative                  3,684,449                3,675,000                       535,564
  Loss on impairment of rental                        -                2,793,462                             -
     property
  Write-off of deferred offering              1,886,179                        -                             -
     costs
  Interest - affiliates                       6,373,062                4,217,243                       788,878
  Interest                                   22,356,746                5,669,919                       813,410
  Depreciation and amortization               6,357,275                2,556,614                       340,683
                                           ------------              -----------                   -----------
Total expenses                               49,314,851               22,090,081                     2,986,103
                                           ------------              -----------                   -----------

Loss before extraordinary item              (12,011,562)              (8,156,136)                   (1,341,095)

Extraordinary loss on early
  extinguishment of debt                             -                  (297,201)                            -
                                           -------------             -----------                   -----------

Net loss                                   $(12,011,562)            $ (8,453,337)                  $(1,341,095)
                                           =============             ===========                   ===========


See accompanying notes.

                       Government Property Investors, Inc.
           Consolidated Statement of Stockholders' Equity / (Deficit)
                                       and
                                GovProp Entities
                      Combined Statement of Owners' Equity

                                            Common Stock      Additional                                                Total
                                    ----------------------     Paid-In        Note        Treasury    Retained        Stockholders'
                                      Shares      Amount       Capital     Receivable      Stock       Deficit          Equity
                                    ---------------------------------------------------------------------------------------------
Balance at May 20, 1994                            $     -   $        -     $       -    $        -   $              $
                                             -                                                                   -              -
   Initial partnership contribution          -           -            -             -             -      8,549,334      8,549,334
   Issuance of common stock              1,000          10      320,527             -             -              -        320,537
Net loss                                     -           -            -             -             -     (1,341,095)    (1,341,095)
                                     ------- -    --------     --------      --------      ---------   -----------    -----------

Balance at December 31, 1994             1,000          10      320,527             -             -      7,208,239      7,528,776
  Restructuring distribution            (1,000)        (10)   8,198,038             -             -     (8,535,416)      (337,388)
  Issuance of Class A common stock   1,957,879      19,579    7,967,442             -             -              -      7,987,021
  Issuance of Class B common stock     200,000       2,000       88,000             -             -              -         90,000
  Note receivable - officer                  -           -            -      (460,000)            -              -       (460,000)
Net loss                                     -           -            -             -             -     (8,453,337)    (8,453,337)
                                     ------- -    --------     --------      --------      ---------   -----------    -----------

Balance at December  31, 1995        2,157,879      21,579   16,574,007      (460,000)            -     (9,780,514)     6,355,072
  Purchase of Class A common stock           -           -            -             -      (201,000)            -       (201,000)
  Purchase of Class B common stock           -           -            -             -       (18,108)            -        (18,108)
  Reduction  of note receivable              -           -            -       200,000             -              -        200,000
Net loss                                     -           -            -             -             -    (12,011,562)   (12,011,562)
                                     ------- -    --------     --------      --------      ---------  ------------   ------------

Balance at December 31, 1996         2,157,879     $21,579  $16,574,007     $(260,000)    $(219,108)  $(21,792,076)  $ (5,675,598)
                                     =========     =======   ==========      ========      =========   ===========   ============


See accompanying notes.

                       Government Property Investors, Inc.
                      Consolidated Statements of Cash Flows
                                       and
                                GovProp Entities
                        Combined Statement of Cash Flows

                                                   Government Property Investors, Inc.                  GovProp Entities
                                            --------------------------------------------------    -----------------------------
                                                                                                      For the period from
                                                  Year ended                Year ended               May 20 (Inception) to
                                               December 31, 1996        December 31, 1995              December 31, 1994
                                               -----------------        -----------------              -----------------
  Operating activities:
  Net loss                                         $ (12,011,562)             $ (8,453,337)               $ (1,341,095)
  Adjustments to reconcile net loss to net
      cash (used in)/provided by operating
      activities:
       Depreciation and amortization                   6,357,272                 2,556,614                     340,683
       Amortization of deferred charges
         included in interest expense                  4,816,199                 1,125,442                     523,539
       Loss on impairment of rental property                   -                 2,793,462                           -
       Extraordinary loss on early
         extinguishment of debt                                -                   297,201                           -
     Changes in operating assets and
       liabilities:
       Increase in accounts receivable                (1,859,752)               (2,362,416)                   (365,637)
       Increase in other assets                       (4,092,027)                 (263,687)                   (135,126)
       Increase in accounts payable and
         accrued expenses                              3,856,280                 2,557,683                   1,307,596
       Increase in accrued interest payable              675,613                   735,451                      26,167
       Increase in accrued interest payable
         -affiliates                                           -                    52,083                           -
                                                    ------------              ------------                 -----------
  Net cash (used in)/provided by operating
     activities                                       (2,257,977)                 (961,504)                    356,127
                                                    ------------              ------------                 -----------

  Investing activities:
     Purchases of land, buildings and
       improvements                                 (166,591,221)             (161,772,015)                (16,271,476)
     Purchase of furniture, fixtures and
       equipment                                         (57,915)                 (233,384)                   (344,794)
     Decrease/(increase) in property under
       development                                     4,563,546                (4,445,410)                 (4,270,790)
     Increase in accounts payable -
       property under development                        852,504                 1,281,977                           -
     Investment in partnerships                                -                         -                    (216,313)
     (Increase)/decrease in deposits on
       properties                                       (290,000)                   50,000                    (600,000)
     Decrease/(increase) in notes
       receivable -affiliates                            380,123                  (947,956)                          -
     Decrease/(increase) in organization                       -                   122,433                  (1,568,295)
       costs
     Increase in restricted cash                                                (2,631,101)
                                                      (1,956,125)                                             (911,806)
                                                    ------------              ------------                 -----------
  Net cash used in investing activities             (163,099,088)             (168,575,456)                (24,183,474)
                                                    ------------              ------------                 -----------

Continued on next page

                       Government Property Investors, Inc.
                      Consolidated Statements of Cash Flows
                                       and
                                GovProp Entities
                        Combined Statement of Cash Flows

(continued)

                                                  Government Property Investors, Inc.               GovProp Entities
                                            -------------------------------------------------  ---------------------------
                                                                                                  For the period from
                                                  Year ended               Year ended            May 20 (Inception) to
                                               December 31, 1996        December 31, 1995          December 31, 1994
                                               -----------------        -----------------          -----------------
  Financing activities:
       Capital contributions from
         shareholders/owners, net                              -                7,279,633                 8,869,876
       Purchase of treasury stock                       (219,108)                       -                         -
       Proceeds from notes, loans and
       mortgages payable                             172,466,362              153,219,823                 6,889,432
       Proceeds from notes payable -
       affiliates                                      4,156,815               29,866,950                13,443,943
       Repayment of notes, loans and
       mortgages payable                              (6,418,464)             (14,285,234)                 (790,902)
       Additions to deferred financing costs          (4,444,350)              (9,490,504)               (1,047,077)
                                                     -----------              -----------                ----------
  Net cash provided by financing activities          165,541,255              166,590,668                27,365,272
                                                     -----------              -----------                ----------
  Net increase/(decrease) in cash                        184,190               (2,946,292)                3,537,925
  Cash and cash equivalents, beginning of
     period                                              591,633                3,537,925                         -
                                                     -----------              -----------                ----------
  Cash and cash equivalents, end of period         $     775,823             $    591,633               $ 3,537,925
                                                     ===========              ===========                ==========

See accompanying notes.

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                          Notes to Financial Statements



1. Organization

Government Property Investors, Inc., and subsidiaries ("GPI" or the "Company") and the GovProp Entities were formed for the purpose of acquiring, owning, developing, leasing and operating a portfolio of U.S. Government-leased properties. As of December 31, 1996, the Company owned twenty-five office buildings, comprising approximately 2.9 million rentable square feet, occupied by various U.S. Government agencies. Seven office buildings, representing approximately 54 percent of the value of the Company's portfolio, are located in the greater metropolitan Washington, DC area of the United States. The Company intends to continue developing and acquiring additional properties as well as expanding properties within its existing portfolio.

The GovProp Entities include Rosecliff Realty, Inc. ("RRI") and GovProp, L.P. ("GovProp"). RRI was formed on January 7, 1994 and commenced operations on May 20, 1994 ("Inception"). Its primary function was to manage the properties owned by GovProp. GovProp was formed and commenced operations on May 20, 1994. Its primary function was to acquire, own, lease and operate a portfolio of government-leased properties. During 1994, RRI carried out property management, development, acquisition and corporate management functions and GovProp held title to real property under development, fully developed real property and issued debt relating to such real property.

Disclosures made herein, for the period from Inception to December 31, 1994 pertain to the GovProp Entities. Disclosures for periods subsequent to December 31, 1994, except those specifically identified as relating to transactions prior to the formation of the Company, pertain to GPI.

The Company was incorporated in Delaware on January 13, 1995 and, after the merger transaction discussed below, commenced operations on February 7, 1995 (the date GovProp and RRI were merged with and into the Company). In connection with the merger, RRI distributed its one percent ownership interest in GovProp to its sole shareholder. On January 13, 1995, one share of Series A Common Stock (then representing 100% ownership interest in the Company) was issued to Rosecliff Realty L.P. ("RRLP"). In exchange for RRLP's ownership interests in the GovProp Entities, RRLP received a total of 995,999 additional shares of GPI Series A Common Stock; the GovProp Entities were concurrently merged with and into GPI.

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)



1.    Organization (continued)

At the merger date, the GovProp Entities owned 99% of GovProp Funding L.P. In conjunction with the merger transaction, RRLP acquired the remaining 1% interest in GovProp Funding L.P.; this remaining partnership interest was then exchanged by RRLP for 4,000 shares of GPI Series A Common Stock and GovProp Funding L.P. was concurrently merged with and into GPI's wholly owned subsidiary, Rosecliff Realty Funding, Inc.

In addition to the merger transactions referred to above, the Company sold 944,559 shares of Series A Common Stock for $8.5 million and issued $25.3 million of subordinated debt to The 1818 Fund II, L.P. ("The 1818 Fund" - see
Note 6). Fees of approximately $4.6 million were incurred in connection with this transaction; $3.4 million was allocated to deferred financing costs and $1.2 million was allocated to additional paid-in capital based on the dollar amount of each type of financing.

Additionally, to attract and retain qualified management personnel and provide for continued sources of financing, Series A and Series B Common Stock has been issued for approximately $700,000 to additional equity investors and Company management personnel. Upon the occurrence of a valuation realization event (as defined in the Amended and Restated Certificate of Incorporation), which includes an initial public offering of stock and a change of control, and based upon specified terms, as defined, shares of Series B Common Stock convert to shares of Series A Common Stock.

As of December 31, 1996, the Company was authorized to issue 9,000,000 shares of Series A Common Stock, 500,000 shares of Series B Common Stock, 500,000 shares of Preferred Stock, and 10,000,000 shares of Excess Stock. As of December 31, 1996, total Company shares issued and outstanding are as follows:

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)


1.    Organization (continued)

                                          Number
       Ownership entity                  of shares    Series of stock
       ----------------------------    ------------  ------------------

       Rosecliff Realty L.P.            1,000,000    Series A Common
       The 1818 Fund II, L.P.             944,559    Series A Common
       Additional equity investors         13,320    Series A Common
       Company management                 200,000    Series B Common
                                        ----------
       Total shares                     2,157,879
                                        ==========


During 1996, the Company repurchased 111 shares of Series A Common Stock from an additional equity investor, 22,176 shares of Series A Common Stock from Rosecliff Realty, L.P., and 40,242 shares of Series B Common Stock from the Company's former president (the "Former President") and the Company's former general counsel. The treasury stock has been recorded at its original issue price with the excess of repurchase cost over the original issue price charged to earnings in the current period.


Going Concern

During the years ended December 31, 1996 and 1995, and the period from May 20, 1994 (inception) to December 31, 1994, the Company has experienced losses of approximately $12.0 million, $8.5 million and $1.3 million, respectively. As of December 31, 1996, these losses have created an equity deficit of $21.8 million. Since inception, the Company has relied upon equity investments and loans from affiliated parties to meet operating and administrative requirements.
Additional investments from existing stockholders is not currently anticipated.

As of December 31, 1996, the Company does not have sufficient working capital to fully discharge all operating obligations and has not obtained additional financing to meet such obligations. The Company's long-term debt due in 1997, exclusive of debt due to affiliates, approximates $225 million. The Company has not obtained extensions on these obligations and, due to events described in
Note 12, the Company is not in active negotiations to replace such debt at maturity. In the event existing debt is not extended or refinanced prior to maturity, the Company would be in default on such debt.

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)


1.    Organization (continued)

Going Concern (continued)

Additionally, as discussed in Note 5, various of the Company's borrowing agreements contain covenants imposing restrictions on cash flow and the maintenance of certain ratios, as defined. As of January 31, 1997, debt totaling approximately $93 million was not in compliance with these requirements. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

As discussed in Note 12, in February 1997, the Company signed an agreement to sell substantially all of its assets and merge with Health and Retirement Properties Trust. The sale would result in the repayment or restructuring of a substantial portion of the Company's debt and result in lower interest expense. The Company believes that, until the sale is finalized, existing cash balances and anticipated cash receipts will be adequate to cover operating requirements, including interest and principal payments. There can be no assurance that the sale will be successfully accomplished on terms and conditions acceptable to the Company. In the event that the sale is not completed, the Company would endeavor to extend and refinance its debt.

 2.   Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements for the years ended December 31, 1996 and 1995 include the results of operations of the GovProp Entities and those of GPI and subsidiaries on a consolidated basis. All significant intercompany accounts and transactions have been eliminated in consolidation. The results of operations of the GovProp Entities, prior to the merger transactions, and GPI have been presented for the year ended December 31, 1995 on a historical basis because of prior common ownership, management and control.

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)


2.   Summary of Significant Accounting Policies (continued)

Basis of Presentation (continued)

The accompanying 1994 financial statements present the combined historical financial position and results of operations of RRI and GovProp, as the ultimate ownership and control of RRI and GovProp was held by the same group of investors and this control continued through the merger transaction discussed in Note 1. All significant intercompany transactions and accounts have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the associated amount of revenues and expenses during the reporting period; actual results could differ from those estimates.

Rental Property

Costs incurred for the acquisition, development and construction of rental property, which includes assets recorded under capital leases, are capitalized and depreciated or amortized on a straight-line basis over the estimated useful lives of the related assets, as follows:

         Buildings and improvements...............................40 years
         Furniture, fixtures and equipment.........................5 years

Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements, which extend the useful lives of the assets, are capitalized and depreciated over their estimated useful lives.

The Company's properties are carried at the lower of historical cost or fair value. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets.

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)


2. Summary of Significant Accounting Policies (continued)

Rental Property (continued)

Fair values are determined on a periodic basis, and include consideration of the assets' net operating income, comparable prices of other properties in the area, existing environmental and zoning restrictions and other factors effecting current economic conditions. In 1996, the Company adopted FASB No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of". There was no effect on the Company's financial statements in 1996 as a result of this adoption.

Property Under Development

Project development costs, including related costs of architecture and engineering, construction, interest and real estate taxes incurred during the period of construction are capitalized. Upon completion of construction, all related costs are included in the basis of the real property and depreciated over its estimated useful life.

Cash and Cash Equivalents

Cash includes amounts on deposit with financial institutions. Cash equivalents include highly liquid investments with original maturities of three months or less from date of purchase.

Restricted Cash

Restricted cash includes amounts held in escrow for payment of insurance, property taxes and replacement reserve deposits.

Deferred Financing and Organization Costs

Deferred financing costs include fees and associated costs incurred to obtain financing. These costs, amortized on the interest method over the terms of the respective loans, are included in interest expense. Organization costs include primarily legal and other costs incurred in the formation of GPI and subsidiaries. These costs are amortized on a straight-line basis over a five year period.

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)


2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

The fair value of the Company's long-term debt has been estimated using available market information, including rates currently offered to the Company for debt of similar maturities.

Revenue Recognition

Minimum rent, including rental abatements and contractual fixed increases or decreases attributable to operating leases, is recognized on a straight-line basis over the term of the related lease. The excess amount of rental payments contractually due over rents recognized is included in deferred rents payable, a component of accounts payable and accrued expenses, in the accompanying balance sheets. Contractually due but unpaid rent payments are included in accounts receivable on the accompanying balance sheets. Most of the Company's leases provide for additional revenues in the form of operating expense reimbursements based on annual increases in the Consumer Price Index. These revenues are also recognized on the accrual basis.

Stock Based Compensation

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock Based Compensation", which is effective for the Company's December 31, 1996 financial statements. SFAS No. 123 allows companies to account for stock based compensation either under the new provisions of SFAS No. 123 or under the provisions of APB Opinion No. 25, with further pro forma disclosures within the footnotes and financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company intends to continue accounting for its stock based compensation in accordance with the provisions of APB No. 25. As such, the adoption of SFAS No. 123 will not impact the financial position or results of operations of the Company.

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)


2. Summary of Significant Accounting Policies (continued)

Income Taxes

For federal income tax purposes, the Company is a real estate investment trust ("REIT"). As a REIT, the Company is required to distribute at least 95% of its taxable income and meets certain other requirements. No provision for federal income taxes is recorded in the financial statements because the Company expects to distribute in excess of its taxable income to its shareholders. For the period prior to the mergers discussed in Note 1, taxable income or loss is reported on the owners' respective tax returns.

Supplemental Disclosures of Cash Flow Information

During the year ended December 31, 1996: (i) $18.1 million was paid for interest, net of amount capitalized, and (ii) accrued interest of $4.0 million was converted to subordinated debt and convertible debt. Additionally, the following significant non-cash transactions occurred during the year ended December 31, 1996: (i) reduction of $200,000 of the Former President's note receivable in exchange for 22,176 Series A Common Shares held by RRLP, and (ii) reduction of approximately $381,000 of the Former President's note receivable and accrued interest in exchange for an equal reduction in Subordinated Debt due to GovProp Sub-Debt Partners, L.P.

During the years ended December 31, 1995 and the period from May 20, 1994 to December 31, 1994: (i) $4.8 million and $.3 million were paid for interest, net of amounts capitalized and (ii) accrued interest of $3.5 million and $0.8 million were converted to subordinated debt. Additionally, the following significant non-cash transactions occurred during the year ended December 31, 1995: (i) convertible subordinated debt of approximately $440,000 was issued as additional consideration in connection with a line of credit agreement (see Note
5) and subordinated debt (see Note 6), (ii) as a result of the reorganization of the Company, approximately $337,000 (consisting of certain ownership interests in the GovProp Entities) was distributed to the owners, and (iii) $90,000 of Series B Common Stock was issued under employee compensation agreements.

During the years ended December 31, 1996 and 1995, and the period from May 20, 1994 (inception) to December 31, 1994, the Company capitalized approximately $859,000, $489,000, and $0, respectively, of interest incurred on outstanding debt to property under development.

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)


2. Summary of Significant Accounting Policies (continued)

Reclassifications

Certain reclassifications have been made to the 1995 and 1994 financial statements to conform with the current year's presentation.

3. Deferred Charges

Deferred charges consist of the following (in thousands):

                                                  December 31,
                                               1996         1995
                                             --------   ------------

           Deferred financing costs          $15,554      $10,240
           Organization and other costs        1,590        1,103
                                             --------     --------
                                              17,144       11,343
           Less accumulated amortization      (8,410)      (2,008)
                                             --------     --------

           Deferred charges, net             $ 8,734      $ 9,335
                                             ========     ========

In 1996, the Company incurred approximately $1.9 million in expenses from the write-off of costs associated with a proposed initial public offering of its common stock.

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)



4. Tenant Lease Agreements

    Future minimum rentals to be received under noncancelable tenant leases at December 31, 1996 are due as follows (in thousands):


                     For the year ending
                         December 31,            Amount
           -----------------------------------------------

           1997                                $ 52,822
           1998                                  51,527
           1999                                  50,643
           2000                                  50,751
           2001                                  36,927
           Thereafter                           147,559
                                               --------
                                               $390,229
                                               ========

Certain of the Company's leases contain renewal options; these renewal options are primarily for five or ten year periods.

5. Mortgages, Notes and Loans Payable

Mortgages, notes and loans payable consist of the following (in thousands):


                                                    December 31,
                                                 1996        1995
                                              ------------------------


      Mortgages, notes, loans payable         $  88,811    $ 64,764
      Capital lease obligation                   13,025           -
      Lines of credit                           208,856      79,916
      Convertible debt                              389         353
                                               --------   ---------
                                               $311,081    $145,033
                                               ========   =========

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)



5. Mortgages, Notes and Loans Payable (continued)

As of December 31, 1996, future maturities of mortgages, notes and loans payable are as follows (in thousands):


               For the year ending
                   December 31,                  Amount
           --------------------------          ---------
           1997                                 $224,546
           1998                                    6,761
           1999                                    7,290
           2000                                    7,910
           2001                                    8,495
           Thereafter                             56,079
                                                --------
                                                $311,081
                                                ========

Secured Notes

At December 31, 1996 and 1995, the Company had $55.8 million and $60.3 million, respectively, of fixed-rate debt backed by the securitization of the underlying government lease payments and issuing U.S. Government General Service Administration certificates of participation (the "Securitized Debt"). In December 1996, the Company entered into an agreement with a lender to provide funding to refinance $27.0 million of this fixed-rate debt (see Notes 8 and 12). At December 31, 1996 and 1995, the weighted average interest rate of funds borrowed under the Securitized Debt is 7.2 percent per annum. At December 31, 1996 and 1995, the Securitized Debt is collateralized by rental property totaling $78.1 million and $80.7 million, respectively. The Securitized Debt matures from 2002 through 2009. Additionally, all rents from the pledged properties are assigned for payment of debt service, operating expenses, taxes, insurance and reserves; remaining funds are remitted to the Company.

At December 31, 1996 and 1995, the Company had a permanent loan (the "Bayerische Facility") with an outstanding balance of $4.2 million and $4.5 million, respectively. The Bayerische Facility bears interest at 6.86 percent per annum, and is collateralized by the underlying rental property totaling approximately $5.9 million and $6.0 million at December 31, 1996 and 1995, respectively. The Bayerische Facility matures in 2005.

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)



5. Mortgages, Notes and Loans Payable (continued)

Additionally, all rents from the pledged property are assigned to the lender primarily for payment of debt service and reserves; remaining funds are remitted to the Company.

At December 31, 1996, the Company had a loan (the "John Hancock Loan") with an outstanding balance of $19.5 million. The John Hancock Loan bears interest at
7.65 percent, matures in 2016, and is collateralized by the underlying rental property. Upon completion of construction in May 1996, the loan converted to a permanent loan and is collateralized by the underlying rental property with a completed cost of $20.5 million. Additionally, all rents from the pledged property are assigned for payment of debt service and reserves; remaining funds are remitted to the Company.

In April, 1996 the Company entered into an agreement providing for loans up to $10.3 million for the purchase of land and construction of a building. These loans bear interest at LIBOR plus 1.9 percent and mature in April of 1997 and are collateralized by the underlying property and its rental income. As of December 31, 1996, this construction loan had an outstanding balance of $1.6 million, with $8.7 million available for future borrowing.

In August, 1996, the Company entered into an agreement providing for loans up to $11.3 million for the purchase of land and building and construction of building improvements. These loans bear interest at LIBOR plus 1.75 percent, mature in December of 1996, and may be extended until February, 1997 and are collateralized by the underlying property and its rental income. In 1996, the Company extended this loan until February, 1997. As of December 31, 1996, this loan had an outstanding balance of $7.8 million, with $3.5 million available for future borrowing.

Capital Lease

In March, 1996, the Company entered into a capital lease with the Erie County Industrial Development Agency ("ECIDA"). The Company's obligations under the capital lease approximate ECIDA's obligations under a $13.5 million, fixed rate county revenue bond (the "ECIDA Bond"). The ECIDA Bond is backed by the securitization of the underlying lease payments, bears interest at 7.66 percent and matures in 2004. At December 31, 1996, the outstanding capital lease obligation and balance on the ECIDA Bond approximated $13.0 million. If the underlying tenant leases are extended, the term of the

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)



5. Mortgages, Notes and Loans Payable (continued)

Capital Lease (continued)

capital lease and the ECIDA Bond can be extended through the lease extension date, and will bear interest at the prevailing U.S. Treasury rate plus two percent. The ECIDA Bond is collateralized by rental property totaling approximately $21.3 million. Additionally, all rents from the pledged property are assigned for payment of debt service and reserves; remaining funds are remitted to the Company.

Lines of Credit and Other

During 1994, the GovProp Entities entered into an acquisition facility (the "Acquisition Facility") with the maximum principal amount of $112.5 million, to be used to finance up to 75 percent of the acquisition cost of properties purchased and to meet certain funding criteria as specified by the Lender, including closing costs and debt origination fees not to exceed to 3.5 percent of the purchase price. At December 31, 1994, the Acquisition Facility's $6.1 million balance was collateralized by three properties, totaling approximately $16.3 million. The Acquisition Facility had an initial maturity of June 1995, an interest rate 300 basis points over one-month LIBOR and an origination fee of 2 percent of the principal amount borrowed. All available cash flow from the properties acquired under the Acquisition Facility, after expenses, reserves and distributions for estimated taxes, are used to repay the loan. At December 31, 1994, the interest rate on this facility was 9 percent.

During 1995, the Company negotiated an extension of the maturity date, reductions of the interest rate and origination fees and increased the amount available under the Acquisition Facility to $150 million. At December 31, 1995, the balance outstanding under the Acquisition Facility was $57.8 million; future borrowings of $92.2 million were available under this agreement. At December 31, 1995, the Acquisition Facility was collateralized by eleven properties, totaling $86.8 million. At December 31, 1995, the 30 day LIBOR rate was approximately
5.72 percent.

In September 1996, the Acquisition Facility was renegotiated and extended to include maximum funding of $200 million, at a rate of LIBOR plus 2.95 percent, maturing in December 1996 and may be extended for two additional three month periods. In December 1996, the Company extended the Acquisition Facility for one additional three

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)


5. Mortgages, Notes and Loans Payable (continued)

Lines of Credit and Other (continued)

month period. At December 31, 1996, the balance outstanding under the Acquisition Facility was $158.9 million; future borrowings of $41.1 million are available under this agreement. At December 31, 1996, the Acquisition Facility is collateralized by sixteen properties, totaling $196.0 million. At December 31, 1996, the 30 day LIBOR rate was approximately 5.53 percent.

In 1995, the Company entered into another line of credit agreement (the "BHF Facility"), totaling $50.0 million, to finance the balance of property acquisition costs not covered under the Acquisition Facility. At December 31, 1996 and 1995, the BHF Facility had an outstanding balance of $50.0 million and $22.1 million, respectively. The BHF Facility matures in October of 1997. Funding under the BHF Facility bears interest at a fixed rate of 10 percent per annum, is subordinated to the Company's other non-affiliated debt, and is collateralized by stock in the Company's subsidiaries, with a secondary security interest in all rents from the pledged properties.

Convertible Debt

At December 31, 1996, the Company had also issued approximately $390,000 of convertible subordinated debt to the lenders of the BHF Facility. At the holders' option, this debt is convertible, at $9.00 per share, into approximately 43,000 shares of Series A Common Stock. Conversion is dependent upon the occurrence of certain events, including an initial public offering of stock or a change in control, as defined. Additionally, this convertible subordinated debt is redeemable, at the option of either the holders or the Company, starting in 1998.

In December, 1996, the Company entered into an interest rate protection agreement (the "Hedge Agreement") with a financial institution, protecting the Company from increases in interest rates effecting certain prepayment penalties which will be incurred in connection with $27.0 million of Securitized Debt that was refinanced in January, 1997 (see Notes 8 and 12). This transaction is accounted for as a hedge; gains or losses are deferred as adjustments to the carrying value of the $27.0 million of Securitized Debt as a component of the gain or loss in the period the debt is refinanced.

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)


5. Mortgages, Notes and Loans Payable (continued)

Convertible Debt (continued)

During 1995, the Company refinanced approximately $11.3 million of debt. In conjunction with this transaction, approximately $297,000 of deferred financing charges were written off and classified as an extraordinary item in the accompanying statement of operations.

Various of the Company's borrowing agreements contain covenants imposing restrictions on cash flow and the maintenance of certain ratios, as defined. As of December 31, 1996, the Company is not in compliance with certain of these financial covenants.

 6.   Notes Payable - Affiliates

At December 31, 1996 and 1995, the Company had $47.5 million and $43.3 million, respectively, of unsecured subordinated debt outstanding with equity partners (the "Subordinated Debt"). The Subordinated Debt provides funding for acquisitions and development properties, as defined, and for general corporate purposes. Under these credit agreements, as of December 31, 1996 and 1995, $18.5 million is payable to GovProp Sub-Debt Partners, L.P., a limited partnership whose partners are also partners in RRLP. Additionally, as of December 31, 1996 and 1995, $29.0 million and $26.8 million, respectively, in notes payable is due to The 1818 Fund, a shareholder of the Company. All funding under the Subordinated Debt agreements bears a fixed rate of interest; the weighted average interest rate is approximately 12.5 percent per annum. As of December 31, 1996, $12.5 million of Subordinated Debt matures in 1997; the remaining $35.0 million matures in years 2003 through 2005.

At December 31, 1996 and 1995, $5.4 million and $4.6 million, respectively, of the Subordinated Debt (the "Subordinated Convertible Debt") contained conversion provisions. At the holders' option, the Subordinated Convertible Debt is convertible into approximately 478,000 shares of GPI Series A Common Stock at conversion prices ranging from $9.00 to $11.27 per share. Conversion is dependent upon the occurrence of certain events, including an initial public offering of stock or a change in control, as defined.

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)


6. Notes Payable - Affiliates (continued)

Certain borrowing agreements contain covenants requiring the maintenance of ratios, as defined. As of December 31, 1996, the Company is not in compliance with certain of these financial covenants.

7. Leases

The Company leases office space and equipment for its corporate offices under operating leases that terminate in 1997. For the years ended December 31, 1996 and 1995, and the period from May 20, 1994 (inception) to December 31, 1994, rental expenses for corporate office space and equipment under operating leases were $302,950, $201,040 and $58,917, respectively. Future minimum noncancelable rentals of approximately $226,000 are due in 1997.

In 1996, the Company entered into a lease with the Erie County Industrial Development Agency. Based upon the terms of the lease, which include a bargain purchase option at the end of the lease, the Company has classified the lease as a capital lease. The underlying asset is included in real estate in the accompanying consolidated December 31, 1996 balance sheet as follows (in thousands):

                     Description                    Amount
           --------------------------------      ------------
           Land                                  $     889
           Building                                 20,692
                                                 ------------
                                                    21,581
           Less accumulated amortization              (431)
                                                 ------------
           Asset under capital lease, net          $21,150
                                                 ============

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)


7. Leases (continued)

Capital lease obligations are summarized as follows (in thousands):

                 For the year ending
                    December 31,                          Amount
      ------------------------------------------          --------
      1997                                                $ 1,629
      1998                                                  1,629
      1999                                                  1,629
      2000                                                  1,629
      2001                                                  1,629
      Thereafter                                           10,460
                                                          ---------
                                                           18,605
      Less amount representing interest                    (5,580)
                                                          ---------
      Present value of net minimum lease payments
                                                          $13,025
                                                         =========

8. Commitments and Contingencies

At December 31, 1996, the Company had signed commitments to purchase or develop properties totaling approximately $27.9 million. In connection with these acquisitions, the Company has placed $725,000 on deposit. In addition, the Company is endeavoring to obtain the return of $115,000 of funds held in escrow for projects it is no longer actively pursuing.

In December, 1996 the Company entered into a commitment with a lender for $31 million of financing to fund the refinancing of an existing property. In connection with this transaction, the Company has placed $600,000 on deposit and, as of December 31, 1996, is included in other assets in the accompanying financial statements. This refinancing transaction was consummated in 1997 (see Notes 5 and 12).

In 1996, the Company entered into and extended employment contracts with certain management employees that expire in 1997 and 1998. These contracts provide that, if employment is terminated "without cause," these employees will be paid their base salaries and certain benefits through the remainder of the contract period. Additionally, the

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)


8. Commitments and Contingencies (continued)

Company is obligated to pay its Former President a $275,000 fee, contingent upon an initial public offering of stock.

In 1995, a property that is leased to the General Services Administration ("GSA") and was occupied by one of the agencies of the U.S. Government, was vacated by its occupant. GSA has continued to pay rent under its non-cancelable lease and is obligated to do so until May 1998, the lease expiration date. The Company has determined that, unless the Government renews its lease at similar rental rates in 1998, the carrying amount of the property will be impaired. Accordingly, at December 31, 1995, the Company recorded a $2.8 million impairment loss to write down the property to its estimated fair value of $6.5 million. Fair value was based on the estimated cash flow the property will generate over the remainder of the GSA lease term and from a replacement tenant. The Company's plan of action is to locate suitable replacement tenants to occupy the space at the end of the lease term. Additionally, GSA is currently evaluating other agencies for occupancy in the space.

Purchase agreements with the prior owners of two properties, acquired by the Company during 1995, provide for contingent payments to the sellers. Pursuant to the purchase agreements, the sellers may earn additional purchase price consideration if the lessees exercise lease renewal options. The additional purchase price consideration for one of the properties totals $1.0 million, plus accrued interest at 10 percent per annum, accruing from the Company's original purchase date. The additional purchase price consideration for the second property could approximate $4.5 million; the final determination of the amount of additional purchase consideration is further dependent upon certain terms and conditions, as defined in the purchase agreement. Contingencies under these purchase agreements expire in 2005; no amounts have been accrued under the purchase agreements.

 9.   Employee Benefit Plan

The Company has a 401(k) benefit plan (the "Plan") for all permanent, full-time employees. Starting on the first day of the month following commencement of employment, eligible employees may participate in the Plan. The Company matches 50% of all employee contributions (which are subject to statutory limitations); 100% of all employer contributions vest immediately. During the years ended December 31, 1996 and

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)


9. Employee Benefit Plan (continued)

1995, and the period from Inception to December 31, 1994, the Company's share of Plan contributions was approximately, $67,600, $45,000 and $9,100, respectively.

10. Related Party Transactions

In November 1996, the Company entered into an agreement with its Former President (the "Termination Agreement"), providing for: (i) repurchase of 33,582 shares of the Former President's Series B Common Shares for $150,000 (of which approximately $135,000 is reflected as compensation expense in 1996 and approximately $15,000 is reflected as the cost of treasury stock), plus a contingent payment of approximately $350,000 if certain investment goals are met (such payment will be reflected as compensation expense when incurred), (ii) reduction of $200,000 of the Former President's note receivable in exchange for 22,176 Series A Common Shares held by RRLP, as such amounts approximate the original issue price, (iii) reduction of approximately $381,000 of the Former President's note receivable and accrued interest in exchange for an equal reduction in Subordinated Debt due to GovProp Sub-Debt Partners, L.P., an affiliate of RRLP, and (iv) compensation to the Former President of $200,000 for his continuing services as a member of the Company's Board of Directors through October, 1997.

At December 31, 1996 the Company had notes receivable from its Former President aggregating $947,833 (including accrued interest at 10 percent per annum). During the years ended December 31, 1996 and 1995, interest income of approximately $130,000, and $122,000, respectively, was earned on these notes. At December 31, 1996, $260,000 of these notes receivable mature in May, 2001 and were used to purchase stock of the Company; this amount is classified as a reduction of stockholders' equity in the accompanying financial statements. Further, $687,833 of these notes receivable for advances to its Former President, and accrued interest on all notes receivable from its Former President, are reflected as affiliated notes receivable in the accompanying financial statements. As of December 31, 1996, approximately $586,000 of the funds advanced to the Company's Former President were used to fund a portion of the Subordinated Debt issued by the Company to GovProp Sub-Debt Partners, L.P., an affiliate of RRLP, which bears interest at 14% per annum and matures in March, 2003 (see Note 6).

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)


10. Related Party Transactions (continued)

During the year ended December 31, 1995, the Company paid the Fund $1.9 million of transaction fees for its debt and equity raising efforts and paid an affiliate of RRLP $500,000 of transaction fees for its debt and equity raising efforts; of these amounts $2.0 million is classified as deferred financing costs and $0.4 million is classified as a reduction of additional paid-in capital in the accompanying financial statements.

During the year ended December 31, 1995, an affiliate of RRLP entered into a consulting services agreement (the "Consulting Services Agreement") with the Company to provide management, strategic planning and financing services. The Company is required to pay certain fees upon achieving predetermined acquisition or financing goals, plus an annual consulting fee of approximately $350,000 (adjusted annually by the consumer price index). The Consulting Services Agreement expires in January, 2000. Under the Consulting Services Agreement, the Company incurred consulting fees of $1,550,000 during the year ended December 31, 1995. In connection with debt and equity raising efforts, during the year ended December 31, 1995, $900,000 was classified in the accompanying financial statements as deferred financing costs, and $300,000 was classified as a reduction of additional paid-in capital; the remaining $350,000 annual consulting fee was included in general and administrative expenses.

In 1996, under the Consulting Services Agreement, the Company paid an annual consulting fee of approximately $359,000. As of December 31, 1996, the Company has a contingent obligation to pay approximately $554,000 in additional consulting fees upon the consummation of a value realization event, as defined.

 11.      Fair Value of Financial Instruments

The following disclosures of estimated fair value were determined by management, using available market information and valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash equivalents, accounts receivable, notes receivable, accounts payable, accrued expenses and variable rate debt are carried at amounts which reasonably approximate their fair values. As of December 31, 1996 and 1995, fixed rate notes payable to nonaffiliated

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)

11. Fair Value of Financial Instruments (continued)

entities with a carrying value of $142.5 million and $86.9 million, respectively, have an estimated aggregate fair value of $141.4 million and $86.9 million, respectively. Due to the interrelationship of the Company's equity funding, the estimated fair value of its Subordinated Debt at December 31, 1996 and 1995 is not readily determinable.

Disclosure about fair values of financial instruments is based on pertinent information available to management as of December 31, 1996. Although management is not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 1996, and current estimates of fair value may differ from the amounts presented herein.

 12.      Subsequent Events

In January, 1997, the Company repurchased $27.0 million of Securitized Debt with the proceeds of a $31.0 million term loan (the "Term Loan"). In connection with this transaction, the Company paid a premium of approximately $820,000 to redeem the Securitized Debt and incurred approximately $91,000 of associated redemption costs, for a total loss on refinancing of approximately $911,000. Additionally, under the related Hedge Agreement, the Company recognized gains of approximately $43,000. These amounts will be reflected as an extraordinary loss in the period subsequent to year-end.

The Term Loan bears interest at the lender's prime rate, and initially matures in April of 1997 and is collateralized by an assignment of the Securitized Debt repurchased with the proceeds and a secondary security interest in the rental property and assignment of rents which collateralize the Securitized Debt. The Term Loan may be extended, at the Company's option, for two additional one month periods. All available cash flow from the underlying property, after expenses, reserves and distributions for estimated taxes, is used to repay the loan.

In February 1997, the Company reached an agreement to sell substantially all of its assets and merge with Health and Retirement Properties Trust. The transaction is subject to various conditions, including completion of due diligence; however, the parties anticipate consummating this transaction on or around March 31, 1997. In connection with this transaction certain fees will be incurred, deferred financing fees will be written off and

                       Government Property Investors, Inc.
                                       and
                                GovProp Entities

                    Notes to Financial Statements (continued)


12. Subsequent Events (continued)

compensation expense attributable to the issuance and conversion of Series B Common Stock, settlement of employment contracts, associated severance and other costs will be incurred. The amount of these costs has not been finalized, but is expected to be material; these items will be charged against earnings in the period the transaction is consummated.

                     HEALTH AND RETIREMENT PROPERTIES TRUST

                       Unaudited Pro Forma Balance Sheet,
                     Unaudited Pro Forma Statement of Income
                                 and Other Data

     The following unaudited pro forma balance sheet at December 31, 1996 and unaudited pro forma statement of income for the year ended December 31, 1996 are intended to present the financial position and results of operations of the Company as if the transactions described in the Notes were consummated on December 31, 1996 and January 1, 1996, respectively. These unaudited pro forma financial statements should be read in conjunction with the separate financial statements of the Company and of Government Property Investors, Inc. (the "Seller"), both for the year ended December 31, 1996, and both included elsewhere herein. These unaudited pro forma financial statements are not necessarily indicative of the expected financial position or results of operations of the Company for any future period. Differences would result from, among other considerations, future changes in the Company's portfolio of investments, changes in interest rates, changes in the capital structure of the Company, delays in the acquisition of certain properties, and changes in property level operating expenses.

     The following unaudited pro forma balance sheet and unaudited pro forma statement of income were prepared pursuant to the Securities and Exchange Commission's rules for the presentation of pro forma data. The pro forma and adjusted pro forma data give effect to the acquisition by the Company of the Government Office Properties (the "Transaction") from the Seller and an offering of common shares of beneficial interest ("Shares") to fund the payment of certain debt of the Seller and the Company. Certain properties expected to be acquired by the Company are currently under construction or development by the Seller or third parties. Other properties were under construction or renovation during 1996 when they were owned or under development by the Seller. The accompanying pro forma operating data does not give further effect to the completion of construction or the related lease commencement for any period prior thereto. Construction projects not completed by December 31, 1996 are likewise not reflected in the pro forma balance sheet data. Rather, the effect of completion of these construction projects is presented separately from the pro forma data as described in the accompanying notes. The Company believes that a display of such adjusted pro forma data is meaningful and relevant to the understanding of the Transaction and, accordingly has presented such data in the final two columns, labelled "Other Data," on the accompanying pages.

                     Health and Retirement Properties Trust
                          Balance Sheet and Other Data
                             (dollars in thousands)
                                  (unaudited)


                                                           Pro Forma Data                                        Other Data
                           -----------------------------------------------------------------------------  -------------------------
                                      HRPT                   Government Office
                           ---------------------------  ----------------------------

                           Historical    Adjustments   Historical    Acquisitions    Pro Forma  Pro Forma     Other      Adjusted
                           December 31,                December 31,                 Adjustments            Adjustments   Pro Forma
                            1996 (A)        (B)          1996 (C)       (D)                                    (M)
                           --------------------------------------------------------------------------------------------------------

        ASSETS
Real estate properties,
at cost:
  Land                     $   93,522    $  537        $ 64,850      $ 4,266        $  8,438      $ 171,613   $ 6,111    $  177,724
  Buildings and
   improvements               912,217     4,838         278,085       18,292          37,293       1,250,725   25,095     1,275,820
                            -------------------------------------------------------------------------------------------------------
                            1,005,739     5,375         342,935       22,558          45,731       1,422,338   31,206     1,453,544
  Less accumulated
   depreciation                76,921         0           8,026                       (8,026)         76,921        0        76,921
                            -------------------------------------------------------------------------------------------------------
                              928,818     5,375         334,909       22,558          53,757 (E)   1,345,417   31,206     1,376,623

Real estate mortgages         150,205         0               0            0               0         150,205        0       150,205
Investment in HPT             103,062         0               0            0               0         103,062        0       103,062
Cash and cash equivalents      21,853    (5,375)            776            0          (5,212)(F)      12,042        0        12,042
Interest and rent
   receivables                 11,612         0           4,436            0               0          16,048        0        16,048
Deferred interest and
  finance costs, net
  and other assets             13,972         0          24,822            0          (9,216)(G)      29,578        0        29,578
                            -------------------------------------------------------------------------------------------------------
                           $1,229,522        $0        $364,943      $22,558         $39,329      $1,656,352  $31,206    $1,687,558
                            =======================================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY

Bank notes payable         $  140,000         0              $0      $20,240        ($81,101)(H)     $79,139  $29,383      $108,522
Senior notes and bonds
  payable, net                124,385         0               0            0               0         124,385        0       124,385
Mortgages payable                   0         0         311,081            0        (264,387)(I)      46,694        0        46,694
Convertible subordinated
  debentures                  227,790         0               0            0               0         227,790        0       227,790
Accounts payable and
  accrued expenses             18,319         0          12,018            0           2,271 (J)      32,608        0        32,608
Security deposits               8,387         0               0            0               0           8,387        0         8,387
Due to affiliates               2,593         0          47,520            0         (47,520)(K)       2,593        0         2,593
Dividends payable                   0         0               0            0               0               0        0             0

Shareholders' equity:
  Seller deficit                    0         0          (5,676)           0           5,676 (K)           0        0             0
  Preferred shares                  0         0               0            0               0               0        0             0
  Common shares of
    beneficial interest,
    $.01 par value                669         0               0            1             220 (L)         890        0           890
  Additional paid-in
    capital                   795,263         0               0        2,317         424,170 (L)   1,221,750     1,823    1,223,573
  Cumulative net income       306,298         0               0            0               0         306,298         0      306,298
  Distributions of cash
    available from
    operations               (394,182)        0               0            0               0        (394,182)        0     (394,182)
                            -------------------------------------------------------------------------------------------------------
      Total shareholders'
        equity                708,048         0          (5,676)       2,318         430,066       1,134,756     1,823    1,136,579
                            -------------------------------------------------------------------------------------------------------
                           $1,229,522        $0        $364,943      $22,558         $39,329      $1,656,352   $31,206   $1,687,558
                            =======================================================================================================


                     Health and Retirement Properties Trust
                  Pro Forma Statement of Income and Other Data
                   (amounts in thousands, except share data)
                                  (unaudited)

                                                 Pro Forma Data                                                   Other Data
                    -------------------------------------------------------------------------------------   -----------------------
                              HRPT                       Government Office
                    --------------------------    ---------------------------
                       1996                          1996                        Pro Forma                      Other      Adjusted
                    Historical(N)  Adjustments    Historical(S)  Acquisitions    Adjustments     Pro Forma   Adjustments   Pro Forma
                    -------------  -----------    ----------     ------------    -----------     ---------   -----------   --------

Revenues:
  Rental income        $98,039      $20,399 (O)    $36,523         $15,055 (T)        --         $170,016      $8,391(Z)   $178,407
  Interest income       22,144         (396)(P)        780            --              --           22,528         --         22,528
                    ----------------------------------------------------------------------------------------------------------------
     Total revenues    120,183        20,003        37,303          15,055            --          192,544       8,391       200,935
                    ----------------------------------------------------------------------------------------------------------------
Expenses:
  Interest              22,545        11,624 (Q)    28,730           8,313 (U)     (37,299)(V)     33,913       1,873(AA)     35,786
  Operating expenses     3,776           328 (O)     8,657           5,605 (T)       1,073 (W)     19,439       1,107(Z)      20,546
  Depreciation and
    amortization        22,106         4,402 (O)     6,357           1,174 (T)         932 (X)     34,971         627(Z)      35,598
  General and
    administrative       7,055           943 (O)     5,570            --            (3,486)(W)     10,082         155(Z)      10,237
                    ----------------------------------------------------------------------------------------------------------------
      Total expenses    55,482        17,297        49,314          15,092         (38,780)        98,405       3,762        102,167
                    ----------------------------------------------------------------------------------------------------------------
Net income before
  equity income and
  extraordinary item    64,701         2,706       (12,011)            (37)         38,780         94,139       4,629         98,768
HPT equity income        8,860          --             --             --              --            8,860         --           8,860
Gain on HPT equity
  transaction            3,603          --             --             --              --            3,603         --           3,603
                    ----------------------------------------------------------------------------------------------------------------
Income before
  extraordinary item   $77,164        $2,706      $(12,011)           $(37)        $38,780       $106,602      $4,629       $111,231
                    ----------------------------------------------------------------------------------------------------------------
Average shares
  outstanding           66,255           633 (R)       --             --            22,062 (Y)     88,950          90(BB)     89,040
                    ================================================================================================================
Per Share Data:
Income before
  extraordinary item    $1.16                                                                      $1.20                      $1.25
                        =====                                                                      =====                      =====


                     Health and Retirement Properties Trust
                Notes to Pro Forma Financial Data and Other Data
                  (dollars in thousands except share amounts)


                       Pro Forma Balance Sheet Adjustments

A. Represents the historical balance sheet of the Company at December 31, 1996.

B. Represents the acquisition by the Company of a medical office building in January 1997, purchased with cash on hand.

C.   Represents the historical balance sheet of the Seller at December 31, 1996.

D. In connection with the Transaction, the Company expects to purchase two properties (the "Contract Properties") from third parties simultaneously with the consummation of the Transaction for an aggregate purchase price of approximately $22,558 consisting of approximately $20,240 in cash to such third parties and the remainder in Shares to the Seller.

E. Represents the adjustment from the Seller's historical basis in existing assets to the new basis of the Company as a result of the Transaction.

F.   Represents the net use of cash on hand in connection with the Transaction.

G. Represents adjustment to eliminate certain other assets (primarily deferred financing fees) of the Seller and to reflect certain assets acquired in connection with the Transaction including prepaid expenses ($1,750), minimum payment due to the Seller with respect to certain potential acquisitions ($8,000) and the value of one property held for future disposition ($5,856).

H. Represents repayments under the Bank Credit Facility as a result of the assumed offering and the Transaction.

I. Represents repayment of secured financing of the Seller with the exception of $46,694 that is not expected to be repaid as part of the Transaction.

J. Represents adjustment to record accounts payable, accrued expenses and deferred minimum acquisition fees assumed by the Company as part of the Transaction.

K. Represents the elimination of the Seller's historical net retained deficit and removal of Seller affiliate debt not assumed or paid by the Company as part of the transaction.

L.   Represents the following:

     Gross Proceeds from the assumed offering
       (18,000,000 Shares at $20.25/Share)                          $364,500
     Estimated expenses from the assumed offering                    (20,048)
                                                                     -------
                                                                     344,452
     Value of Transaction Shares (3,947,556 shares
       at $20.25/Share)                                               79,938
                                                                     -------
                                                                    $424,390
                                                                     =======

     Par value of Shares                                                 220
     Additional paid-in capital                                     $424,170
                                                                     -------
                                                                    $424,390
                                                                     =======

                     Health and Retirement Properties Trust
                Notes to Pro Forma Financial Data and Other Data
                  (dollars in thousands except share amounts)


                     Other Data - Balance Sheet Adjustments

M. In connection with the Transaction, the Company expects to purchase three properties currently under construction and complete the construction of one additional property (the "Construction Properties"), all of which are expected to be substantially complete in 1997, subsequent to the closing of the Transaction, for an aggregate cost of approximately $31,206, consisting of approximately $29,382 in cash and $1,824 in Shares.

                          Income Statement Adjustments

N. Represents the historical income statement of the Company for the year ended December 31, 1996.

O. Represents adjustments to rent and expenses arising from the Company's acquisitions completed during 1996 and 1997, assuming the current contractual rents were in effect since January 1, 1996. Property level expense adjustments represent the annualized historical operating expenses for one gross lease property acquired. Depreciation expense adjustements assume an average building life of 40 years. Also reflects adjustments to general and administrative expenses which would arise from the Company's 1996 and 1997 completed investment transactions.

P. Represents reduction of interest income arising from the use of cash balances to fund a portion of the Company's 1996 acquisitions.

Q. Represents pro forma effect on interest expense related to financing placed during 1996 to fund the Company's acquisitions at an average interest cost of 6.38%.

R. Represents the impact of convertible debentures converted during 1996 as if such shares were issued on January 1, 1996.

S. Represents the historical income statement of the Seller for the year ended December 31, 1996.

T. Represents adjustments to rent and expenses arising from the Seller's acquisitions of operating properties completed during 1996 and, additionally, the acquisitions of the Contract Properties, assuming the current contractual rents were in effect since January 1, 1996. Property level expense adjustments are established for the purposes of this pro forma presentation as equal to the percentage of rents which is the same percentage of rents as was represented by property level operating expenses for the properties which were owned by the Seller during 1996.
     Depreciation expense adjustments assume an average building life of 40 years.

U. Represents the effect on interest expense of the Seller's acquisition financing activity assuming such financing occured on January 1, 1996 at a weighted average interest rate of 7.42%. For purposes of interest expense related to the Contract Property acquisition, it has been assumed for purposes of this pro forma presentation that the cost of borrowing is equal to the cost of borrowing of the Company under its Bank Credit Facility at a weighted average interest rate of 6.38%. Such costs are believed to be less than the costs that could have been acheived by the Seller had the Seller undertaken to acquire such properties on a stand-alone basis. See Note D and Note H, above.

                     Health and Retirement Properties Trust
                Notes to Pro Forma Financial Data and Other Data
                  (dollars in thousands except share amounts)


V. Represents the reduction of interest expense arising from the Company's repayment of all of the Seller's mortgage and affiliate debt, except $46,694 of mortgage debt that is not expected to be repaid as part of the Transaction, and the reduction of interest expense arising from expected net reductions in the balance of the Company's Bank Credit Facility with the use of proceeds from the assumed offering discussed in Note M, above.

W. Represents the net reduction in administrative expenses arising from the differences in the Company's cost structure (which include the full year effect of general and administrative and property management services) and the cost structure of the Seller (which included the employment by the Seller of separate property management companies for certain of the Government Office Properties under separate fee arrangements and costs related to administrative, financial, acquisition and other activities performed by the Seller's management).

X. Represents the effect on depreciation arising from the adjustment of the Seller's historical basis in existing assets to the new basis of the Company as a result of the Transaction.

Y. Represents the impact on weighted average shares from the assumed offering and the Transaction as discussed in Note M above.

                    Other Data--Income Statement Adjustments

Z. Represents the adjustment to reflect current rents from existing leases for properties under construction during the 1996 period and the Construction Properties assuming such leases and related contractual rents were in effect as of January 1, 1996. Property level expense adjustments are established for the purposes of this adjusted pro forma presentation as equal to the percentage of rents which is the same percentage of rents as was represented by property level operating expenses for the properties which were owned by the Seller during 1996. Property level expense adjustments and general and administrative expense adjustments also include the full year impact of the Company's cost structure discussed in Note W, above. Depreciation expense adjustments assume an average building life of 40 years.

AA. Represents interest expense related to increased borrowings necessary for the acquisition and completion of the properties under construction during 1996 (see Note Z) and the Construction Properties.


BB. Represents balance of Transaction Shares to be issued in connection with the acquisition of the Construction Properties.